EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

EVOLVING SYSTEMS, INC.,

EVOLVING SYSTEMS HOLDING LIMITED,

TERTIO TELECOMS GROUP, LTD.

AND

TERTIO TELECOMS, LTD.

DATED NOVEMBER 2, 2004

TABLE OF CONTENTS

1.	DEFINITIONS.

2.	SALE AND TRANSFER OF SHARES; CLOSING.

	2.1	Shares

	2.2	Purchase Price

	2.3	Closing

	2.4	Closing Obligations

	2.5	Adjustment Amount

	2.6	Adjustment Procedure.

3.	PARENT SHAREHOLDER REPRESENTATIONS AND WARRANTIES.

	3.1	Share Ownership

	3.2	Authority; Execution and Delivery; Enforceability

	3.3	No Conflicts; Consents

	3.4	Investment Representations

	3.5	Liquidation Representations

	3.6	Closing Company Distribution

4.	PARENT REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY.

	4.1	Organization and Good Standing.

	4.2	Authority; No Conflict; Non Contravention

	4.3	Capitalization

	4.4	Financial Statements

	4.5	Books and Records; Internal Controls

	4.6	Title to Properties; Encumbrances

i

	4.7	IT System

	4.8	Accounts Receivable

	4.9	No Undisclosed Liabilities

	4.10	Taxes

	4.11	No Material Adverse Change

	4.12	Employee Benefits; Pension Schemes

	4.13	Compliance With Legal Requirements; Governmental Authorizations

	4.14	Legal Proceedings; Orders

	4.15	Absence of Certain Changes and Events

	4.16	Contracts; No Defaults

	4.17	Insurance; Bank Accounts

	4.18	Employees

	4.19	Labor Relations; Compliance

	4.20	Intellectual Property.

	4.21	Brokers or Finders

5.	REPRESENTATIONS AND WARRANTIES OF BUYER.

	5.1	Organization and Good Standing

	5.2	Authority; No Conflict

	5.3	Capitalization

	5.4	Financial Statements

	5.5	Books and Records; Internal Controls

	5.6	Title to Properties; Encumbrances

	5.7	IT System

	5.8	Accounts Receivable

	5.9	SEC Reports

	5.10	Taxes

	5.11	No Material Adverse Change

	5.12	Employee Benefit Plans of Buyer

	5.13	Compliance With Legal Requirements; Governmental Authorizations

	5.14	Legal Proceedings; Orders

	5.15	Absence of Certain Changes and Events

	5.16	Contracts; No Defaults

	5.17	Insurance

	5.18	Employees

	5.19	Labor Relations; Compliance

	5.20	Intellectual Property

	5.21	Brokers or Finders

6.	INDEMNIFICATION; REMEDIES.

	6.1	Survival.

	6.2	Indemnification and Payment of Damages by Parent

	6.3	Indemnification and Payment of Damages by Buyer

	6.4	Limitations on Amount – Parent.

	6.5	Limitations on Amount – Buyer.

	6.6	Procedure for Indemnification — Third Party Claims

	6.7	Procedure For Indemnification — Other Claims

7.	POST CLOSING COVENANTS OF THE PARTIES

	7.1	Preparation of the Proxy Statement

	7.2	Information for Proxy Statement

	7.3	Operational Support

	7.4	Assignment of Buyer’s Securities to Parent’s Shareholders

	7.5	Confidentiality of Acquired Company Information

	7.6	Pending Registration of Buyer as the Shareholder in Company

	7.7	Filing of Tax Election

	7.8	Options Covenant

8.	GENERAL PROVISIONS.

	8.1	Expenses

	8.2	Public Announcements

	8.3	Notices

	8.4	Jurisdiction; Service of Process

	8.5	Further Assurances

	8.6	Waiver

	8.7	Entire Agreement and Modification

	8.8	Disclosure Schedules

	8.9	Assignments, Successors, and no Third Party Rights

	8.10	Severability

	8.11	Section Headings, Construction

	8.12	Time of Essence

	8.13	Governing Law

	8.14	Counterparts

	8.15	Parent Release

EXHIBIT INDEX
	Exhibit A	Certificate of Designation for the Buyer’s Series B Preferred Stock
	Exhibit B	Escrow Agreement
	Exhibit C	Cooperation Agreement
	Exhibit D	Investor Rights Agreement
	Exhibit E	Parent’s A-Note
	Exhibit F	Parent’s Short Term Note

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made as of November 2, 2004, by and among Evolving Systems, Inc., a Delaware corporation (“Buyer”), Evolving Systems Holdings Limited, an entity formed and registered in England and Wales with company number 5272751 (“Buyer UK Sub”), Tertio Telecoms Group, Ltd., an entity formed and registered in England and Wales with company number 4419858 (“Parent”), and Tertio Telecoms, Ltd., an entity formed and registered in England and Wales with company number 2325854 (“Company”).

RECITALS

A.                                   Company has an issued share capital of (i) 1,488,205 Ordinary Shares, (ii) 180,703 New Ordinary Shares, and (iii) 1, 475,104 Deferred Ordinary Shares, each with a nominal amount of £ 0.05 per share (collectively, the “Shares”).

B.                                     Parent is the legal and beneficial owner of, and holds the legal and beneficial title to, 100% of the issued and outstanding share capital of Company.

C.                                     Parent has agreed, at Buyer’s direction, to transfer all of the Shares to Buyer UK Sub on the terms and subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants of the parties under this Agreement, and in exchange for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      DEFINITIONS.

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Accounts Receivable” – as defined in Section 4.8.

“Advent Funds” – means, collectively, Global Private Equity III Limited Partnership, Global Private Equity III-A Limited Partnership, Global Private Equity III-B Limited Partnership, Global Private Equity III-C Limited Partnership, Advent PGGM Global Limited Partnership, Advent Euro-Italian Direct Investment Program Limited Partnership, Advent European Co-Investment Program Limited Partnership, Advent Partners GPE III Limited Partnership, Advent Partners (NA) GPE III Limited Partnership, Digital Media & Communications II Limited Partnership, Advent Global GECC III Limited Partnership, and Advent Partners Limited Partnership, each a Delaware limited partnership, and Advent Crown Fund II C.V., a Dutch limited partnership.

“Acquired Companies” – means Company and its Subsidiaries, collectively.

“Adjustment Amount” – as defined in Section 2.5.

“Agreement” – as defined in the first paragraph of this Agreement.

“Breach” – a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Business Day” – any calendar day which is not a Saturday, Sunday, or public holiday in England or Denver, Colorado.

“Buyer” – as defined in the first paragraph of this Agreement.

“Buyer UK Sub” – as defined in the first paragraph of this Agreement.

“Buyer’s Closing Documents” – as defined in Section 5.2(a).

“Buyer’s Common Stock” – the Common Stock of Buyer, par value $0.001 per share.

“Buyer’s Financial Statements” – as defined in Section 5.4.

“Buyer’s Plans” – as defined in Section 5.12(a).

“Buyer’s Relief” means any Relief which:

(i)            has been taken into account as an asset of an Acquired Company in the preparation of the Company Financial Statements (as defined in Section 4.4(a) of this Agreement) or the Closing Working Capital Statement; or

(ii)           is not available before Closing but arises to an Acquired Company in respect of any event occurring or period commencing after Closing or in consequence of any expenditure incurred or losses arising after Closing.

“Buyer’s SEC Reports” – (a) Buyer’s Annual Report on Form 10-K for the fiscal year ending December 31, 2003, (b) Buyer’s Quarterly Reports on Form 10-Q for each of the first two fiscal quarters of 2004, (c) Buyer’s definitive proxy statement for its annual meeting held on May 13, 2004, and (d) Buyer’s Current Reports on Form 8-K deemed filed with the SEC during the fiscal year 2004, each as amended by subsequent filings.

“Buyer’s Securities” – means Buyer’s Series B Preferred Stock, Parent’s Short Term Notes and Parent’s A-Notes and any other capital stock or debt instruments issued by Buyer to Parent as partial payment of the Purchase Price pursuant to the terms of this Agreement.

“Buyer’s Series B Preferred Stock” – the Series B Preferred Stock of Buyer with the rights, privileges and preferences set forth in the Certificate of Designation attached hereto as Exhibit A.

“CAA 2001” – the UK Capital Allowances Act 2001.

“Closing” – as defined in Section 2.3.

“Closing Date” – the date and time as of which the Closing actually takes place.

“Closing Distributions” – the distributions set forth in Section 3.6 made by Company to Parent.

“Closing Working Capital Statement” – as defined in Section 2.6(b).

“Collective Arrangement” – as defined in Section 4.19(a).

“Companies Act” – the UK Companies Act 1985, as amended.

“Company” – as defined in the Recitals of this Agreement.

“Company’s Closing Documents” – as defined in Section 4.2(a).

“Consent” – any approval, consent, ratification, waiver, clearance, exemption or other authorization (including any Governmental Authorization) pursuant to any Contract, Legal Requirement or Order.

“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including:

(a)           the sale of the Shares by Parent to Buyer;

(b)           the execution, delivery, and performance of Company’s Closing Documents, Parent’s Closing Documents and Buyer’s Closing Documents;

(c)           the performance by Buyer, Company and Parent of their respective covenants and obligations under this Agreement;

(d)           Buyer’s acquisition and ownership of the Shares; and

(e)           the issuance by Buyer to Parent of Buyer’s Securities.

“Contract” – any agreement, contract, obligation, promise, or undertaking (whether written or oral) that is legally binding on any Person or any of such Person’s assets.

“Copyrights” – Company Copyrights and Buyer Copyrights have the meanings set forth in Section 4.20 and Section 5.20, respectively.

“Current Assets” – means current assets as determined in accordance with UK GAAP.

“Current Liabilities” – means current liabilities as determined in accordance with UK GAAP.

“Damages” – as defined in Section 6.2.

“Disclosed Schemes” – means (a) the defined contribution money purchase group personal pension scheme operated by the Company, administered by Clerical Medical (the “Group Personal Pension Scheme”), (b) the approved life assurance scheme operated by the Company, (c) the unapproved life assurance scheme operated by the Company, and (d) the permanent health insurance plan operated by the Acquired Companies;

“Disagreement Notice” – as defined in Section 2.6(b).

“Disclosure Schedules” – the collective reference to the Buyer Disclosure Schedule and the Parent Disclosure Schedule.

“Employee Benefit Legal Requirements” – any Legal Requirements of any Governmental Body applicable to employee benefit plans, pension schemes, other employee benefits, insurance or other similar rights, benefits and plans, including, without limitation, ERISA, the IRC, the ICTA 1988, the UK Pensions Schemes Act of 1993 and any other similar and applicable Legal Requirements.

“Employee Benefit Plan” –  means any pension, retirement, profit sharing, stock bonus, deferred compensation, bonus, incentive, performance, stock option, phantom stock, stock purchase, restricted stock, premium conversion, medical, hospitalization, vision, dental or other health, life, disability, severance, termination or other employee benefit plan, program, arrangement, agreement or policy, whether written or unwritten.

“Encumbrance” – any mortgage, charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environmental, Health, and Safety Liabilities” – any cost, damages, expense, Liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law:

“Environmental Law” – all Legal Requirements concerning public health and safety, worker health and safety (including, without limitation, Occupational Safety and Health Laws), and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each in effect as of the date of this Agreement.

“ERISA” – the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” – means any entity that with Buyer is a member of a controlled group of corporations, within the meaning of section 414(b) of the IRC, is a trade or business under common control within the meaning of section 414(c) of the IRC, or is a member of the same affiliated service group, within the meaning of section 414(m) of the IRC.

“Escrow Agreement” – the Escrow Agreement among Buyer, Parent and Escrow Agent to be executed on the Closing Date in the form attached hereto as Exhibit B.

“Escrow Agent” – means Wells Fargo Bank, N.A.

“Escrow Deposit” – an amount equal to US $3,710,000 allocated on the Closing Date as follows:  US $1,100,000 in immediately available funds, a Parent’s A-Note in the principal amount equal to US $1,595,000 and 96,667 shares of Buyer’s Series B Preferred Stock, calculated by valuing each share of Buyer’s Series B Preferred Stock at US $10.50.  The Escrow Deposit shall be held and distributed in accordance with the Escrow Agreement.

“Estimated Closing Working Capital Statement” – as defined in Section 2.6(a).

“Exchange Act” – as defined in Section 5.10.

“FSMA” – the UK Financial Services and Markets Act 2000

“Governmental Authorization” – any approval, consent, license, permit, waiver, or other authorization issued, granted, or given by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any:

(a)           nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)           federal, state, local, municipal, foreign, or other government; or

(c)           multi-national organization or body, governmental, quasi-governmental, administrative or regulatory authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

“Group Personal Pension Scheme” – as defined in the definition of Disclosed Schemes.

“Hazardous Activity” – the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the property (former or current) of the applicable Person or any part thereof into the environment.

“Hazardous Materials” – any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“ICTA 1988” – the UK Income and Corporation Taxes Act 1988.

“IHTA 1984” – the UK Inheritance Tax Act 1984.

“Indemnified Party” – as defined in Section 6.6.

“Indemnified Persons” – as defined in Section 6.2.

“Indemnifying Party” – as defined in Section 6.6.

“Institutional Shareholders of Parent” – the following shareholders of Parent: (a) Apax Funds Nominees Limited, an entity formed and registered in England and Wales with company number 02140054; (b) the Advent Funds, and (c) Four Seasons Venture II A.S., a Norwegian registered corporation.

“Intellectual Property Assets” – Company Intellectual Property Assets and Buyer Intellectual Property Assets have the meanings set forth in Section 4.20 and Section 5.20, respectively.

“Inter-Company Receivable” – means the inter-company receivable owed by Parent to Company, immediately prior to the making of the Closing Distributions, in the aggregate amount of £5,532,000.

“Interim Balance Sheet” – as defined in Section 4.4.

“Investor Rights Agreement” – the Investor Rights Agreement between Parent and Buyer to be executed on the Closing Date in the form attached hereto as Exhibit D.

“IRC” – the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” – the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“IT System” – all third party Software used by a Person for internal purposes only (and not for direct licensing to third parties or other direct commercialization but including incidental use to support customer projects) and all computer hardware and peripheral devices, including without limitation network internet, extranet and intranet and telecommunications equipment, currently used by a Person for internal purposes only (and not for direct resale or other direct commercialization as aforesaid).

“Knowledge” –with respect to any representation, warranty or statement of Parent in this Agreement that is qualified by the “Knowledge” of Parent means the actual knowledge of Nigel Clifford, David Gibbon, Stuart Cochran, Andy Hancox, Andy Ross, and Canute Brown, and “Knowledge” with respect to any representation, warranty or statement of the Buyer in this Agreement that is qualified by the Buyer’s “Knowledge,” means the actual knowledge of Stephen K. Gartside, Jr., Brian R. Ervine, Anita T. Moseley and George Hallenbeck.

“Legal Requirement” – any administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty of any Governmental Body.

“Liability” – any known or unknown, direct or indirect, liability, indebtedness, obligation, duty, expense, claim, guarantee, of or by any Person, absolute or contingent, accrued or unaccrued, due or solely as a consequence of notice or the passage of time, to become due, liquidated or unliquidated.

“MAC Exclusions” – any changes, circumstances or effects on the business, operations, properties, prospects, assets, or condition of a Person that results primarily from (a) any changes, circumstances or effects that affect the telecommunications industry, as a whole, (b) with respect to Buyer, any change in the trading prices or volumes of the capital stock of Buyer or (c) the effects of conditions or events resulting from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including, without limitation, the occurrence of one or more terrorist attacks.

“Marks” – Company Marks and Buyer Marks have the meanings set forth in Section 4.20 and Section 5.20, respectively.

“Net Names” – Company Net Names and Buyer Net Names have the meanings set forth in Section 4.20 and Section 5.20, respectively.

“Occupational Safety and Health Law” – any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

“Options” – any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which a Person is a party or by which such Person is bound (a) obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, such Person (or the economic equivalent thereof) or (b) obligating such Person to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking.

“Order” – any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body or by any arbitrator.

“Ordinary Course of Business” – an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a)           such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(b)           such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); or

(c)           such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” – (a) the memorandum, articles or certificate of incorporation, certificate of designation, bylaws and other constitutional or formation documents of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles of organization or certificate of formation, the operating agreement and other constitutional or formation documents of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Parent” – as defined in the first paragraph of this Agreement.

“Parent Indemnified Persons” – as defined in Section 6.3.

“Parent’s A-Note” – the notes to be issued to Parent at Closing in the form attached hereto as Exhibit E.

“Parent’s Closing Documents” – as defined in Section 3.2(b).

“Parent’s Short Term Note” – the notes to be issued to Parent at Closing in the form attached hereto as Exhibit F.

“Patents” – Company Patents and Buyer Patents have the meanings set forth in Section 4.20 and Section 5.20, respectively.

“Permitted Encumbrances” – any unpaid Taxes, mechanics’, carriers’, workers’ and other similar liens arising in the Ordinary Course of Business, which, in each case, (a) are not in connection with the borrowing of money; (b) are for sums not yet delinquent; and (c) are not material in amount.

“Person” – any natural person, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Presented Matters” – as defined in Section 7.1.

“Proceeding” – any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Properties” – as defined in Section 4.6(a).

“Proprietary Rights Agreement” – as defined in Section 4.18(g).

“Proxy Statement” – as defined in Section 7.1.

“Purchase Price” – as defined in Section 2.2.

“Related Person” – with respect to a particular natural person:

(a)           each member of such natural person’s Family (as defined below);

(b)           any Person that is directly or indirectly controlled by such natural person or one or more members of such individual’s Family;

(c)           any Person in which such natural person or members of such natural person’s Family hold (individually or in the aggregate) a Material Interest (as defined below); and

(d)           any Person with respect to which such natural person or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than a natural person:

(a)           any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b)           any Person that holds a Material Interest in such specified Person;

(c)           each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d)           any Person in which such specified Person holds a Material Interest;

(e)           any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f)            any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least of the outstanding equity securities or equity interests in a Person.

“Relief” – means any relief, allowance, deduction, credit, exemption, right to repayment or set-off in respect of any Tax or in respect of income profits or gains for the purposes of any Tax.

“Remaining Inter-Company Receivable” – as defined in Section 3.6.

“SEC” – the United States Securities and Exchange Commission and any successor agency performing similar functions.

“Securities Act” – the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Senior Staff” – as defined in Section 4.18(c)(i).

“Shares” – as defined in the Recitals of this Agreement.

“Software”—any  computer program, operating system, applications system, firmware or software of any nature, including all object code, source code, technical manuals, user manuals and other documentation therefore, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Staff” – as defined in Section 4.18(a).

“Stockholder Meeting” – as defined in Section 7.1.

“Subsidiary” – with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, has majority voting rights in relation to the share capital of that corporation or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

“Tax” – any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, payroll tax, gift tax, national insurance or estate tax), levy, assessment, tariff, duty (including any customs duty) deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tax Return” – any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Taxation Statute” – any Legal Requirement enacted or issued and effective on the date of this Agreement, providing for or imposing any Tax and shall include relevant orders, regulations, instruments, by-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same after the date of this Agreement, except to the extent that the liability of any party to this Agreement is increased as a result of any such directive, statute, enactment, law, order, regulation or provision.  Taxation Statutes shall include, without limitation, the IRC, the TCGA 1992, the TMA 1970, the VATA 1994, the ICTA 1988, IHTA 1984, the CAA 2001 and any other similar and applicable Legal Requirements.

“Taxing Authority” – the IRS, Inland Revenue, HM Customs & Excise, Department of Social Security and any other Governmental Body or other authority whatsoever competent to impose any Tax whether in the United Kingdom, the United States, Germany, Malaysia or any other jurisdiction where Buyer or any Acquired Company conducts business or is required to file returns or pay Taxes.

“TCGA 1992” – the UK Taxation of Chargeable Gains Act 1992.

“TMA 1970” – the UK Taxes Management Act 1970.

“Threatened” – a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally to an officer of a Person or in writing) or any notice has been given (orally to an officer of a Person or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Trade Secrets” – Company Trade Secrets and Buyer Trade Secrets have the meanings set forth in Section 4.20 and Section 5.20, respectively.

“Unaffiliated Firm” – as defined in Section 2.6(b).

“UK GAAP” – generally accepted accounting principles in the United Kingdom.

“US GAAP” – generally accepted accounting principles in the United States.

“VATA 1994” – the Value Added Tax Act 1994.

“Working Capital” – as defined in Section 2.5.

2.                                      SALE AND TRANSFER OF SHARES; CLOSING.

2.1          Shares.  Subject to the terms and conditions of this Agreement, at the Closing, Parent will sell and transfer the Shares to Buyer UK Sub, and Buyer UK Sub will purchase the Shares from Parent free and clear of all Encumbrances with full title guarantee.

2.2          Purchase Price.  The purchase price for the Shares will be US $37.1 million plus the assumption by Buyer UK Sub from Parent of Parent’s obligation under the Remaining Inter-Company Receivable (collectively, the “Purchase Price”), subject to adjustment by the Adjustment Amount, if applicable, pursuant to Sections 2.5 and 2.6 of this Agreement.  The Purchase Price, as adjusted, shall be paid in accordance with Sections 2.4(b) and 2.6 of this Agreement.

2.3          Closing.  The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Holme Roberts & Owen LLP, Five Chancery Lane, Clifford’s Inn, London, England  EC4A 1BU, at 10:00 a.m. (local time) on the date of this Agreement.

2.4          Closing Obligations. At the Closing:

(a)           Parent will deliver to Buyer and Buyer UK Sub:

(i)            certificates representing the Shares and duly executed share transfer forms for the Shares in respect of their transfer to Buyer UK Sub;

(ii)           the Investor Rights Agreement executed by Parent;

(iii)          the Escrow Agreement executed by Parent;

(iv)          a certificate (reasonably satisfactory to Buyer and containing Company’s calculations and back-up documents), was delivered prior to Closing setting forth the Estimated Working Capital Statement; and

(v)           such other documents as Buyer may reasonably request for the purpose of facilitating the consummation or performance of any of the Contemplated Transactions.

(b)           Buyer and Buyer UK Sub will deliver to Parent:

(i)            a cash payment of US $11,000,000 ($1,100,000 delivered to the Escrow Agent and $9,900,000 delivered to Parent) in immediately available funds by wire transfer to Escrow Agent and Parent (or as Parent directs), as applicable, as adjusted pursuant to Section 2.6(a);

(ii)           Parent’s Short Term Notes in the principal amount equal to US $4,000,000, executed by Buyer;

(iii)          Parent’s A-Notes in the aggregate principal amount equal to US $11,950,000 (US $1,595,000 to be deposited with the Escrow Agent and US $10,355,000 to be delivered to Parent), executed by Buyer;

(iv)          an aggregate of 966,666 shares of Buyer’s Series B Preferred Stock (869,999 delivered to Parent and 96,667 delivered to Escrow Agent);

(v)           the Escrow Agreement executed by Buyer and Escrow Agent, together with the delivery of the Escrow Deposits to be held and distributed by Escrow Agent in accordance with the Escrow Agreement;

(vi)          the Investor Rights Agreement executed by Buyer;

(vii)         copy of the Certificate of Designation of Buyer’s Series B Preferred Stock as filed with and certified by the Delaware Secretary of State;

(viii)        an assumption agreement whereby Buyer UK Sub assumes from Parent, Parent’s obligations under the Remaining Inter-Company Receivable; and

(ix)           such other documents as Parent may reasonably request for the purpose of facilitating the consummation of any of the Contemplated Transactions.

2.5          Adjustment Amount .  The “Adjustment Amount,” if any, which may be positive or negative, will be equal to the difference between Company’s Working Capital as of the close of business on the day immediately preceding Closing and US $1.00.  “Working Capital” for purposes of this Section 2.5 will mean the difference between the Current Assets of Company and its consolidated subsidiaries and the Current Liabilities of Company and its consolidated subsidiaries, applying UK GAAP which reflects proper accounting treatment for Company as of the date of this Agreement.

2.6          Adjustment Procedure.

(a)           Prior to Closing, Company has caused to be prepared and delivered to Buyer a certificate signed by Company’s chief financial officer containing a calculation of Company’s estimation of (i) the Working Capital as of the close of Company’s business on the day immediately preceding the Closing, and (ii) the Adjustment Amount, if any, (the “Estimated Closing Working Capital Statement”).  As required by Section 2.2 of this Agreement, the cash portion of the Purchase Price to be paid in accordance with Section 2.4(b)(i) of this Agreement will (x) be decreased by the estimated Adjustment Amount if the estimated Adjustment Amount is below US $1.00 and (y) remain unchanged (subject to future adjustments pursuant to Section 2.6(b)) if the estimated Adjustment Amount is greater than US $1.00.  For purposes of preparation of the Estimated Closing Working Capital Statement the Remaining Inter-Company Receivable as of the Closing Date shall be deemed to be $0.

(b)           Buyer will prepare (or cause to be prepared) a working capital statement (“Closing Working Capital Statement”) of Company as of the Closing Date, including a computation of the Working Capital as of the Closing Date.  Buyer will deliver the Closing Working Capital Statement to Parent within sixty (60) consecutive days after the Closing Date.  The Working Capital shall be deemed accepted and conclusive and binding, unless Parent shall give written notice to Buyer of the items with which Parent disagrees (“Disagreement Notice”) within twenty (20) consecutive days after the receipt by Parent of the Closing Working Capital Statement (or the due date thereof if not so delivered).  The Disagreement Notice shall specify each item disagreed with by Parent (or Parent’s calculation thereof), the dollar amount of the disagreement.  Buyer and Parent shall, during the twenty (20) consecutive days after receipt by Buyer of the Disagreement Notice, negotiate in good faith to resolve any such disagreements with respect to the Closing Working Capital Statement and Working Capital calculation.  If at the end of such twenty (20) consecutive days, Buyer and Parent have been unable to resolve their disagreements, either Buyer or Parent may engage, on behalf of Buyer and Parent, Grant Thornton LLP (or such other Person mutually agreed to in writing by the parties, the “Unaffiliated Firm”) to resolve the matters set forth in the Disagreement Notice.  The Unaffiliated Firm shall (i) resolve the disagreement as to the Closing Working Capital Statement as promptly as possible after its engagement by the parties, but in any event the parties shall direct the Unaffiliated Firm to complete its findings and report within twenty (20) consecutive days after its engagement, (ii) thereby consider and resolve only those items in the Disagreement Notice which remain unresolved between Buyer and Parent, and (iii) shall otherwise employ such procedures as it, in it sole discretion, deems necessary or appropriate in the circumstances with regard to the time limit specified.  The Unaffiliated Firm shall submit to Buyer and Parent a report of its review of the items in the Disagreement Notice as promptly as practicable and shall include in such report its determination of the Working Capital, which adjustments shall be no more favorable to Buyer than reflected in the Closing Working Capital Statement, and no more favorable to Parent than reflected in the Disagreement Notice.  The determinations so made by the Unaffiliated Firm shall be conclusive, binding on, and non-appealable by, the parties hereto.  The fees and disbursements of the Unaffiliated Firm shall be borne one half by Parent and one half by Buyer.

(c)           The parties hereto agree that for purposes of determining and comparing the Closing Working Capital Statement, as finally determined pursuant to this Section 2.6(b), with the Estimated Closing Working Capital Statement, an exchange ratio of US $0.5443 per UK £1 shall be used and that there will be no changes as a result of fluctuations in the exchange rate.

(d)           Within ten (10) Business Days after the Working Capital calculation becomes final and binding on the parties, (A) if the Working Capital is negative, Parent shall pay such Adjustment Amount to Buyer by wire transfer in immediately available funds to the extent such amount was not already deducted from the Purchase Price pursuant to Section 2.6(a) and (B) if the Working Capital is positive, Buyer shall pay such Adjustment Amount to Parent by wire transfer in immediately available funds.

(e)           For purposes of calculating Working Capital and the Adjustment Amount pursuant to this Section 2.6, the following items shall not be included in the calculation of current assets:

(i)            Fees to be paid to the Company by Hutchison 3G UK Limited pursuant to an oral agreement confirmed in an email dated October 21, 2004, for the provision of support and maintenance services for the month of October by the Company in the approximate net amount of £98,000;

(ii)           Any amount of unreceived rent (approximately £37,000) to be returned to the Company upon renewal of the lease by Picochip, a subtenant in the Company offices located in Bath, England; and

(iii)          The T-Mobile Receivable (as defined below).

(f)            The parties acknowledge and agree that the receivable associated with the T-Mobile Bought Team October Services in the approximate amount of £145,000 (“T-Mobile Receivable”) has been excluded from the preparation of the Estimated Closing Working Capital Statement and shall be excluded from the preparation of the Closing Working Capital Statement.  Buyer agrees to cause the Company to use commercially reasonable efforts to collect the T-Mobile Receivable in the same manner it collects its other accounts receivables.  If the Company receives any payments with respect to the T-Mobile Receivable, Buyer shall pay Parent an amount equal to the amount Company received in respect of the T-Mobile Receivable (less reasonable collection costs, if any) within ten (10) consecutive days following the end of the month in which such payment is received, without interest.

3.                                      PARENT REPRESENTATIONS AND WARRANTIES.

Parent represents and warrants to Buyer as follows:

3.1          Share Ownership.  Parent has good, valid and full title to the Shares free and clear of all Encumbrances.  Assuming Buyer UK Sub has the requisite power and authority to be the lawful owner of such Shares, upon delivery to Buyer UK Sub at the Closing of certificates representing such Shares, and duly executed share transfer forms transferring the Shares to Buyer UK Sub, and Buyer UK Sub duly stamping such stock transfer forms and paying any duty thereon, good, valid and full title to such Shares will pass to Buyer UK Sub, with full title guarantee, free and clear of any Encumbrances.  Other than the Shares, Parent owns no other equity interests or rights to acquire equity interests in Company or any other Acquired Company.

3.2          Authority; Execution and Delivery; Enforceability.

(a)           Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

(b)           Parent has full power and authority to execute this Agreement, the Escrow Agreement, the Security Agreement, the Pledge Agreement, the Investor Rights Agreements and such other documents, agreements and instruments executed by Parent at or prior to Closing (collectively, the “Parent’s Closing Documents”) and to consummate the Contemplated Transactions.  The execution and delivery by Parent of Parent’s Closing Documents have been duly authorized by all necessary action.  Assuming due execution of this Agreement by Buyer, this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.  Upon the execution and delivery by Parent of Parent’s Closing Documents and assuming due execution by all relevant parties (provided no such assumption applies to Parent or any Acquired Company), Parent’s Closing Documents will constitute the legal, valid, and binding obligations of Parent, enforceable against Parent in accordance with their respective terms.

3.3          No Conflicts; Consents.  The execution and delivery by Parent of this Agreement does not, and the consummation of the Contemplated Transactions will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, any provision of (a) the Organizational Documents of Parent, (b) any Contract to which Parent is a party or (c) any Orders or Legal Requirements applicable to Parent.  No Consent or Governmental Authorization of, or registration, declaration or filing with, any Governmental Body is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions.

3.4          Investment Representations.

(a)           By executing this Agreement, Parent acknowledges that:

(i)            No Governmental Body has passed upon Buyer’s Securities or made any finding or determination as to the Contemplated Transactions;

(ii)           There is no public market for Buyer’s Securities; and

(iii)          Buyer’s Securities have not been registered under the Securities Act or any other securities laws, and, therefore, can only be sold or transferred in accordance with the provisions of Regulation S under the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

(b)           Parent further represents and warrants to Buyer that:

(i)            Parent has had the opportunity to examine Buyer’s public filings available on line at http://www.sec.gov/, and has had the opportunity to ask such questions of directors, officers, employees and representatives of Buyer as Parent deems necessary for an evaluation of the Contemplated Transactions and the acquisition of the Buyer’s Securities;

(ii)           Parent possesses such expertise, knowledge and sophistication in financial and business matters generally that it is capable of evaluating the merits and economic risks of acquiring Buyer’s Securities.  Parent is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, Parent is able to hold Buyer’s Securities for an indefinite period of time and has sufficient net worth to sustain a loss of Parent’s entire investment in the event such loss should occur; and

(iii)          Parent is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act.

3.5          Liquidation Representations.  In connection with the proposed liquidation of Parent described in Section 7.4 hereof:

(a)           Parent acknowledges that Buyer has not “caused” Parent to make any communications of a financial or promotional nature to any Parent shareholder (within statutory meaning of the FSMA - UK act which governs securities matters).

(b)           Parent will comply with all relevant Legal Requirements relating to the manner in which it carries out the liquidation and distribution of the Buyer’s Securities as described in Section 7.4.

3.6          Closing Company Distribution.  Prior to the Closing, Company has declared the following described dividends to its sole shareholder of record, the Parent, in accordance with all Legal Requirements:

(a)           An amount equal to £2,543,000, with a payment date of November 2, 2004, payable in immediately available funds prior to Closing;

(b)           An amount equal to £1,383,000, with a payment date of January 31, 2005, payable in immediately available funds;

(c)           An amount equal to £4,132,000, with a payment date of November 2, 2004, payable through the cancellation £4,132,000 of the Inter-Company Receivable, effective prior to Closing; and

As a result of the dividend payment set forth in Section 3.6(c) above, £1,400,000 of the Inter-Company Receivable will remain outstanding immediately prior to Closing (the “Remaining Inter-Company Receivable”).  Except for the dividend payments set forth in this Section 3.6(b), no Acquired Company has incurred or shall incur any Liability or other Damages arising from third party claims as a result of such Closing Distribution.

4.                                      PARENT REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY.

Parent hereby represents and warrants to Buyer that, except as set forth in the letter addressed to Buyer from Parent and dated as of the date hereof, including all schedules and attachments thereto, which has been delivered by Parent to Buyer concurrently with the parties’ execution of this Agreement (the “Parent Disclosure Schedule”), each of the representations, warranties and statements contained in the following sections of this Section 4 is true and correct as of the date of this Agreement.

4.1          Organization and Good Standing.

(a)           Part 4.1 of the Parent Disclosure Schedule contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation and other jurisdictions in which it is authorized to do business.  Each Acquired Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use.  Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for such jurisdictions in which the failure to be so qualified could not reasonably be expected to have a material adverse effect on the applicable Acquired Company.  All statutory books and registers of each Acquired Company have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.  Without limiting the generality of the foregoing, no action is being taken by the Registrar of Companies to strike any Acquired Company off the register under Section 652 of the Companies Act.

(b)           Attached to Part 4.1 of the Disclosure Schedule is a copy of the Organizational Documents of each Acquired Company, as currently in effect.

4.2          Authority; No Conflict; Non Contravention.

(a)           Upon the execution and delivery by Company of this Agreement and such other documents, agreements and instruments executed by Company at or prior to Closing (collectively, the “Company’s Closing Documents”), assuming due execution by all relevant parties (provided no such assumption applies to Parent or any Acquired Company), Company’s Closing Documents will constitute the legal, valid, and binding obligations of Company, enforceable against Company in accordance with their respective terms.  Company has the corporate power, authority, and capacity to execute and deliver Company’s Closing Documents and to perform its obligations thereunder.

(b)           Except as set forth in Part 4.2 of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)            contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Acquired Companies or (B) any resolution adopted by the board of directors (or other governing body) or the shareholders (or other equity holders) of the Acquired Companies;

(ii)           contravene, conflict with, or result in a violation of any Legal Requirement which any Acquired Company is subject;

(iii)          give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization that is held by any Acquired Company;

(iv)          cause any Acquired Company to become subject to, or to become liable for the payment of, any Tax;

(v)           result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company; or

(vi)          contravene, conflict with, or result in a violation or Breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which any Acquired Company is a party.

Except as set forth in Part 4.2 of the Parent Disclosure Schedule, no Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, except where the failure to obtain such Consent, together with all other Consents not obtained, could not reasonably be expected to have a material adverse effect on the Acquired Companies.

4.3          Capitalization.  Part 4.3 of the Parent Disclosure Schedule sets forth the authorized equity securities of each Acquired Company together with the number of shares that are issued and outstanding (including the identity and ownership interest of each equity holder thereof).  None of the Acquired Companies has any outstanding Options.  With the exception of the Shares (which are owned by Parent), all of the outstanding equity securities and other securities of each Acquired Company are registered in the name and beneficially owned by one or more of the Acquired Companies, free and clear of all Encumbrances.  All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable other than as set forth in Part 4.3 of the Parent Disclosure Schedule.  There are no Contracts to which the Parent or Acquired Company is a party, remaining unfulfilled as of the date of this Agreement relating to the issuance, sale, or transfer of any equity securities, Options or other securities of any Acquired Company.  The outstanding equity securities, Options or other securities of the Acquired Companies have been issued in compliance with all applicable Legal Requirements.  No Acquired Company owns, or has any Contract to acquire, any equity securities or Options of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

4.4          Financial Statements.

(a)           Attached as Part 4.4 of the Parent Disclosure Schedule is a copy of each of the (i) audited consolidated balance sheets of the Acquired Companies as at the fiscal years’ ended December 31, 2003 and December 31, 2002, and the related audited consolidated statements of income, changes in shareholders’ equity, and cash flow for each of the fiscal years then ended, together with the report thereon of BDO Stoy Hayward (collectively, the “Company Audited Financial Statements”), and (ii) an unaudited consolidated balance sheet of the Acquired Companies as at September 30, 2004 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income, changes in shareholders’ equity, and cash flow for the nine (9) months then ended (collectively, the “Interim Financial Statements” and together with the Interim Balance Sheet and Company Audited Financial Statements, the “Company Financial Statements”).

(b)           The Company Audited Financial Statements:  (i) present a true and fair view of the state of affairs of the financial condition and the results of operations, changes in shareholders’ equity, and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements; (ii) have been prepared in accordance with UK GAAP, subject to the notes set out in such financial statements; and (iii) have been prepared using the same bases, accounting policies, practices and methods adopted in preparing the audited consolidated financial statement of the Acquired Companies in respect of each of the two financial years preceding the financial year ended on the December 31, 2003, except as disclosed in the notes to the 2003 Company Audited Financial Statements.

(c)           The Interim Financial Statements were properly prepared in accordance with accounting bases, policies, practices and procedures consistent with those used in preparing the Company Audited Financial Statements and in a manner consistent with that adopted in the preparation of its management accounts for all periods ended during the 9 months prior to September 30, 2004.  Such Interim Financial Statements are a fair presentation of the state of affairs of the financial condition of the Acquired Companies as of the dates thereof.

4.5          Books and Records; Internal Controls.  The books of account, minute books, stock record books, and other material records of the Acquired Companies, all of which, upon request, have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices.  The Acquired Companies have established and are maintaining a system of internal controls and procedures to provide assurances that all material information regarding the Acquired Companies’ operations and financial condition is communicated to the Acquired Companies’ management, including their principal executive and financial officers.

4.6          Title to Properties; Encumbrances.

(a)           None of the Acquired Companies owns any real property.  Part 4.6 of the Parent Disclosure Schedule contains a complete and accurate list of all real property leased by any Acquired Company (the “Properties”).  Except for rent and other charges, provisions for which have been included in the Closing Working Capital Statement, none of the Acquired Companies has any actual or contingent liability in respect of the Properties nor any real properties that were previously owned, occupied or used by the Acquired Companies or has given any guarantee or indemnity for any liability relating to any real property.  The Acquired Companies have no inventory as such term is defined by UK GAAP.  The Acquired Companies own all the personal properties and assets reflected in the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 4.16 of the Parent Disclosure Schedule and personal property sold since the date of the Interim Balance Sheet in the Ordinary Course of Business).  All material properties and assets of the Acquired Companies (the cost of which is reflected in the Interim Financial Statements (as of the date of such statements)) are reflected on the Interim Balance Sheet and are free and clear of all Encumbrances (other than Permitted Encumbrances).  The properties and assets reflected in the Interim Balance Sheet together with all assets validly leased by the Acquired Companies are sufficient in all material respects for the conduct of the business of the Acquired Companies as presently conducted.  Except as set forth on Part 4.6 of the Parent Disclosure Schedule, (a) Parent does not own any interests in any of the properties or assets reflected in the Interim Balance Sheet or otherwise used by the Acquired Companies; and (b) the Acquired Companies do not receive any services, support, coverage or other assistance from Parent in the operation of the business of the Acquired Companies.

(b)           None of the Acquired Companies have received any notice, order or proposal, and have no Knowledge of any, which adversely affect the value or use or enjoyment of any of the Properties or access to or from any of them.

(c)           The properties identified as Properties 1-4 (inclusive) in Part 4.6 of the Parent Disclosure Schedule are not held on terms that would allow any landlord to change those terms, or terminate the right of the Acquired Companies to hold those properties, by reason of the Contemplated Transactions.

4.7          IT System.  Each of the Acquired Companies has implemented commercially reasonable procedures for ensuring the security of its IT System and the confidentiality and integrity of all data stored in it.  The elements of each of the Acquired Company’s IT System:

(a)           are functioning properly and in accordance with all applicable specifications in all material respects; and

(b)           have sufficient capacity and performance to meet the current business requirements of the Acquired Companies, including, without limitation, satisfying all applicable legal requirements relating to the euro, including the conversion and rounding rules in EC Regulation 1103/97.

4.8          Accounts Receivable.  The accounts receivable of the Acquired Companies as set forth in the Company’s Estimated Closing Working Capital Statements (collectively, the “Accounts Receivable”) have arisen from bona fide sales and deliveries of goods, performance of services and other transactions in the Ordinary Course of Business.  The Accounts Receivables are collectible in the Ordinary Course of Business subject to the recorded allowance for collection losses.  The Accounts Receivable generally require payment under the terms of the contracts to which they relate in not more than 60 days after the day on which it first becomes due and payable.  Part 4.8 of the Parent Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of September 30, 2004, which list sets forth the aging of such Accounts Receivable.  Assuming Buyer UK Sub assumes the Remaining Inter-Company Receivable, all indebtedness owed to an Acquired Company by Parent or any Related Person of such Acquired Company has been paid in full prior to Closing.

4.9          No Undisclosed Liabilities.  Except (a) as set forth in Part 4.9 of the Parent Disclosure Schedule, (b) reflected in the Company Financial Statements, (c) arising in the Ordinary Course of Business under the Contracts identified in the Parent Disclosure Schedule, or (d) Liabilities incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, no Acquired Company has any Liabilities.  No Acquired Company is insolvent or unable to pay its debts within the meaning of the UK Insolvency Act 1986 or any other insolvency legislation applicable to any Acquired Companies and there is no scheme of arrangement, compromise or other arrangement in place between any Acquired Company and its creditors.

4.10        Taxes.  Except as set forth in Part 4.10 of the Parent Disclosure Schedule:

(a)           Each Acquired Company has filed or caused to be filed (on a timely basis) all Tax Returns with the appropriate Taxing Authorities that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements.  The Acquired Companies have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns, or pursuant to any assessment received by any Acquired Company, except such Taxes, if any, as are listed in Part 4.10 of the Parent Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with UK GAAP) have been provided in the Interim Balance Sheet.

(b)           The Tax Returns of each Acquired Company for the preceding three (3) fiscal years have either been agreed by applicable Taxing Authorities or are closed by the applicable statute of limitations.  Part 4.10 of the Parent Disclosure Schedule contains a complete and accurate list of all inquiries into all such Tax Returns, including a reasonably detailed description of the nature and outcome of each inquiry.  All deficiencies proposed as a result of such inquiries have been paid, reserved against, settled, or, as described in Part 4.10 of the Parent Disclosure Schedule, are being contested in good faith by appropriate proceedings.  Except as described in Part 4.10 of the Parent Disclosure Schedule, no Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable.

(c)           The charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are set forth in the Interim Balance Sheet and are adequate (determined in accordance with UK GAAP) and are at least equal to that Acquired Company’s Liability for Taxes as set forth in the Interim Balance Sheet.  There exists no proposed tax assessment against any Acquired Company except as disclosed in the Interim Balance Sheet or in Part 4.10 of the Parent Disclosure Schedule.  All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d)           All Tax Returns filed by (or that include on a consolidated basis) any Acquired Company are true, correct, complete and comply with all Legal Requirements in all material respects and correctly set forth the Tax Liability of each Acquired Company required to be set forth therein for the period covered by the return.  Except as set forth in Section 4.10(d) of the Parent Disclosure Schedule, (i) there is no tax sharing agreement that will require any payment by any Acquired Company, or any allocation of income or gain to any Acquired Company after the date of this Agreement, and (ii) no Acquired Company is or shall be required to pay any amount, or receive or bear any allocation of income or gain, attributable to the inclusion of the Acquired Company in any tax group involving any current or prior affiliate of the Acquired Company.

(e)           Each Acquired Company has duly, accurately and punctually:

(i)            maintained all records required to be maintained by law for the purposes of its self-assessment corporation tax returns for all accounting periods ending before Closing and for the pre-Closing portion of the accounting period ending on 31 December 2004 and maintained all other records required by law; and

(ii)           made all payments as required by law for Tax purposes and there is no dispute or open enquiry with any Tax Authority nor is there, to the Parent’s Knowledge, likely to be any dispute or enquiry with any Taxing Authority.

(f)            No Acquired Company (as a result of circumstances occurring or existing on or before Closing) is or will become liable to pay any amount in respect of any Tax to any Taxing Authority in respect of any profit, income, gain, transaction, act, omission or event (whether deemed to have occurred or otherwise) of any other person, or in respect of any transaction involving an Acquired Company and any other member of any Tax group which an Acquired Company was a member.

(g)           The United Kingdom is the only jurisdiction in which the profits, income or gains of Company are chargeable to Tax or in which any acquisitions, imports or supplies made by Company are chargeable to value added tax or sales tax.  The Federal Republic of Germany is the only jurisdiction in which the profits, income or gains of Tertio Telecoms GmbH are chargeable to Tax or on which any acquisitions, imports or supplies made by Tertio Telecoms GmbH are chargeable to value added tax or sales tax.

(h)           No asset is owned by an Acquired Company of which there will be a deemed disposal under section 179 of TCGA 1992 in consequence of this Agreement or Closing.

(i)            There are no arrangements or agreements under which an Acquired Company is or may become liable to make or entitled to receive any payments or repayments in respect of group relief.

(j)            No Acquired Company has entered into nor been the subject of arrangements with respect to payment of corporation tax pursuant to section 36 of the Finance Act 1998.

(k)           No Acquired Company is a “large company” within the meaning of regulation 3 of the Corporation Tax (Installment Payments) Regulations 1998.

(l)            No Acquired Company is or has been a close company within the meaning of ICTA 1988.

(m)          Each Acquired Company is a taxable person and is registered for the purposes of value added tax in the appropriate jurisdiction.

(n)           Within the last three years, no Acquired Company has received any surcharge liability notice or penalty liability notice and has not been required to pay any fine, surcharge or penalty or give non-documentary evidence or security relating to value added tax or sales tax.

(o)           No Acquired Company is or has within the last three years been treated as a member of a group of companies for the purposes of value added tax and no application for it to be so treated has at any time been made.

(p)           No Acquired Company owns assets which are capital items the input tax on which may be subject to adjustment in accordance with the provisions of Part XV of the Value Added Tax Regulations 1995 (capital goods scheme).

(q)           Neither any Acquired Company nor any company of which an Acquired Company is a relevant associate within the meaning of paragraph 3(7) of Schedule 10 to the VATA 1994 has elected to waive exemption under paragraph 2 of that Schedule 10 in relation to any land in which an Acquired Company has an interest except as disclosed in the Parent Disclosure Schedule and any election so disclosed continues to have effect.

(r)            No taxable supply of goods within the circumstances specified in section 77A(2) of the VATA 1994 has been made to any Acquired Company.

(s)           All documents under which an Acquired Company has any right, title or interest and which attract stamp duty in the United Kingdom were executed in, or have been brought into, the United Kingdom and have been duly stamped.

(t)            No liability to stamp duty will arise in an Acquired Company under section 111 or section 113 of the Finance Act 2002 in consequence of this Agreement or Closing.

(u)           No liability to stamp duty land tax will arise in an Acquired Company under any of paragraphs 3, 9 or 11 of Schedule 7 to the Finance Act 2003 in consequence of this Agreement or Closing.

(v)           No Acquired Company is the purchaser in relation to a land transaction to which section 51 of the Finance Act 2003 still applies or in respect of which an application to defer payment of stamp duty land tax under section 90 of the Finance Act 2003 has been accepted.

(w)          No chargeable interest has been acquired by any Acquired Company in the last three years pursuant to a land transaction in respect of which group relief from stamp duty land tax under Part 1 of Schedule 7 to the Finance Act 2003 was claimed by the vendor.

(x)            No leasehold interest in land owned by any Acquired Company was acquired pursuant to a land transaction which benefited from a relief from stamp duty land tax.

(y)           No person has, or could, as a result of any event occurring on or before Closing, whether or not in combination with any event occurring after Closing, obtain any power of sale or charge in respect of any share in or asset of an Acquired Company under the IHTA 1984 and no such share or asset is, or could, as a result of any event occurring on or before Closing, whether or not in combination with any event occurring after Closing, be made subject to an Inland Revenue charge under the IHTA 1984.

(z)            No employment-related securities (within the meaning of section 421B(8) of the Income Tax (Earnings and Pensions) Act 2003) are held by any employee or director or former employee or director of an Acquired Company which remain in existence.

(aa)         No share option held by an employee or director or former director or employee of an Acquired Company will become exercisable by virtue of this Agreement or Closing (whether in combination with some other event, exercise of discretion, circumstance or otherwise).

(bb)         Since December 31, 2003, all transactions to which each Acquired Company has been or is party and all provisions made by or imposed on the Acquired Company have been and are on terms which could have been concluded by independent parties acting at arm’s length.

(cc)         No adjustment for Tax purposes has or should have been made, or was required to be made or, has been attempted to be made by any Taxing Authority to:

(i)            a provision which has been made by or imposed on an Acquired Company; or

(ii)           the terms of any transaction or arrangement to which an Acquired Company is or has been party.

(dd)         Subject to the provisions of Section 6.2(d)(1), Parent shall not be liable under the warranties contained in clause 4.10 in respect of any Tax to the extent that:

(i)            provision or reserve in respect of such Tax was made in the agreed Closing Working Capital Statements (as finally used to determine the Working Capital pursuant to Section 2.6) or any previous audited accounts of the Acquired Company or was otherwise taken into account in the preparation thereof; or

(ii)           recovery has been made in respect of the same loss by the Buyer under the other warranties contained in the Agreement; or

(iii)          such Tax would not have arisen but for or has been increased by:

(A)          a disclaimer, claim or election made or notice or consent given or any other thing done after Closing by the Buyer or the Acquired Company otherwise than at the request of the Parent; or

(B)           a failure or omission by the Acquired Company to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing after Closing the making giving or doing of which was taken into account or assumed in computing the provision for Tax (including the provision for deferred taxation) in the agreed Closing Working Capital Statements (as finally used to determine the Working Capital pursuant to Section 2.6);

save that this limitation shall not apply where the action or omission of the Buyer or Acquired Company was required by law; or

(iv)          any Relief (other than a Buyer’s Relief) is available to relieve or mitigate that Tax or would have been so available but for either the setting off of the Relief against profits or Tax (in either case in respect of which the Parent would not have been liable to make a payment for Breach of the warranties contained in clause 4.10) or the failure of the Acquired Company after Closing to take reasonable steps to claim or otherwise preserve the Relief in question; or

(v)           such Tax arises or is increased as a result only by reason of any increase in rates of Tax, imposition of new tax legislation, variation in the legal method of applying or calculating the rate of Tax or other changes in law (or change in the judicial interpretation of the law) or published Taxing Authority or standard accounting practices made after Closing with retrospective effect; or

(vi)          the Tax liability is attributable to the Acquired Company ceasing following Closing to be entitled to the small companies’ rate of corporation tax; or

(vii)         such Tax results from or is increased or extended by the change of the accounting reference date of the Acquired Company on or after Closing or by any change in the accounting or Tax policies employed by the Acquired Company in the preparation of its accounts (including the variation of the accounting bases upon which the Acquired Company values its assets) after Closing other than a change made to correct a failure by the Acquired Company prior to Closing to conform with generally accepted accountancy practice or any other applicable legal or regulatory requirement; or

(viii)        such Tax is a penalty, fine, surcharge or interest attributable to the unreasonable delay or default of the Company or the Buyer after Closing; or

(ix)           such Tax would not have arisen but for anything voluntarily done or omitted to be done after Closing by the Buyer or any Acquired Company or by any of their respective employees, agents or successors in title where such act or transaction was not carried out:

(A)          in the ordinary course of business of the Acquired Company; or

(B)           pursuant to a legally binding obligation created on or before the date hereof;

and the Buyer knew, or ought to have known, that such action would give rise to a Tax liability; or

(x)            to the extent that such Tax arises from actual profits, gains or income earned accrued or received by the Acquired Company which were not reflected in the Company Financial Statements or the agreed Closing Working Capital Statements, but should have been.

4.11        No Material Adverse Change.  Since the date of the Company Audited Financial Statements, except as disclosed in Part 4.11 of the Disclosure Schedule, there has not been any material adverse change in the business, operations, properties, assets, or condition of the Acquired Companies, taken as a whole, and, to the Knowledge of Parent, no event has occurred or circumstance exists that is reasonably likely to result in such a material adverse change (other than any such material adverse change resulting from one or more MAC Exclusions or resulting from items disclosed on Part 4.11 of the Parent Disclosure Schedule).

4.12        Employee Benefits; Pension Schemes.

(a)           Apart from the provision made by the Disclosed Schemes, there are no Employee Benefit Plans or obligations to or in respect of employees or former employees with regards to retirement, death or disability pursuant to which any Acquired Company is or may become liable to make payments (whether legally binding or otherwise), and no proposal has been announced or moral commitment given to establish any further Employee Benefit Plans.  No pension, retirement or sickness gratuity is currently being paid or has been promised by any Acquired Company to or in respect of any employee or former employee.

(b)           Copies of all documents, scheme booklets or policies governing each Disclosed Scheme are attached to Part 4.12(b) of the Parent Disclosure Schedule.  Complete and accurate copies of all explanatory booklets customarily provided to employees relating to each Disclosed Scheme are attached to Part 4.12(b) of the Parent Disclosure Schedule (the “Tertio Handbook”).  No Acquired Company has any obligation under such Disclosed Schemes in respect of any employee other than under the documents referred to in this representation.

(c)           All contributions (including costs, levies, premiums or expenses) that have become payable in respect of the period prior to the Closing Date by the Acquired Companies under the Disclosed Schemes have been duly paid and the Acquired Companies have no other monetary obligations (including, without limitation, actuarial, consultancy, legal or other fees) to or in respect of the Disclosed Schemes.

(d)           The Acquired Companies have no liability to make any payment to the Disclosed Schemes or to any former pension scheme pursuant to section 75 of the Pensions Act 1995 and to Parent’s Knowledge there have been no acts or omissions since June 11, 2003 which could give rise to a contribution notice or a financial support direction (within the meaning of the Pensions Bill 2004) being issued to an Acquired Company.

(e)           No Disclosed Schemes is a contracted-out scheme within the meaning of the Pensions Schemes Act 1993.  The Group Personal Pension Scheme comprises approved schemes within the meaning of the ICTA 1988 Part XIV Chapter IV.

(f)            No power under any Disclosed Scheme to augment any benefit under it or otherwise to provide more favorable terms of membership for any of the Acquired Company’s employees than would otherwise apply has been exercised.

(g)           No undertaking, promise or indication, whether legally enforceable or not, has been given to any employee who is not a member of any Disclosed Scheme to include such employee in that scheme, or to any employee who is a member of any Disclosed Scheme to increase the rate at which contributions are being paid to the scheme in respect of such employee, or to provide a particular level of benefits on retirement death or disability, by way of example but without limitation a pension of two-thirds of such employee’s final salary at retirement.

(h)           The Disclosed Schemes have been operated at all times in accordance with their governing documents and the Tertio Handbook (as lawfully amended from time to time) and have complied with all applicable laws, legislative and regulatory requirements and there is no reason why the Disclosed Schemes have not been so compliant.

(i)            All benefits (other than a refund of members’ contributions with interest where appropriate) payable under each of the Disclosed Schemes on death before normal pension age in respect of any person whilst in employment to which the Disclosed Schemes relates are fully insured under a policy with an insurance company, to the Parent’s Knowledge of good repute.

(j)            To the Parent’s Knowledge, those employees who are eligible to join the Disclosed Schemes but have not done so have been offered membership of the Disclosed Schemes and have declined the offer.

(k)           The benefits payable under the Group Personal Pension Scheme consist exclusively of money-purchase benefits as defined in section 181 of the Pension Schemes Act 1993 and all insurance premiums payable have been paid.

(l)            No Acquired Company has made nor is it under any obligation to make, any ex gratia pension or similar payments to any present or former officers or employees.

(m)          Other than the Acquired Companies no other company or firm participates in any of the Disclosed Schemes.

(n)           No claim has been made or, to Parent’s Knowledge, Threatened against any Acquired Company or the trustees or administrators of any of the Disclosed Schemes (including any complaint to the Pensions Ombudsman), or against any person whom the Acquired Companies are or may be liable to indemnify or compensate, in connection with any of the Disclosed Schemes (other than routine claims for benefits), nor are there any circumstances which may give rise to any such claim and the Acquired Companies have not, other than as set out in the document governing or contributing the Disclosed Schemes, given  any indemnity to any person in connection with any of the Disclosed Schemes.

(o)           No civil or criminal penalty, fine or sanction has been imposed in relation to any of the Disclosed Schemes and there are no circumstances which might give rise to any such penalty.

(p)           Each Acquired Company is in compliance with all Employee Benefit Legal Requirements including the requirement to designate a stakeholder scheme under section 3 of the Welfare Reform and Pensions Act 1993.

4.13        Compliance With Legal Requirements; Governmental Authorizations.

(a)           Except as set forth in Part 4.13 of the Parent Disclosure Schedule:

(i)            each Acquired Company is, and at all times since December 31, 1999, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets (provided, however, with respect to the representations and warranties made in Section 4.20, no such time limitation shall apply to any compliance with Software related Legal Requirements);

(ii)           no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) constitutes or results in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any material Legal Requirement, or (B) gives rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)          no Acquired Company has received, at any time since December 31, 1999, any written notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)           Part 4.13 of the Parent Disclosure Schedule sets forth all Government Authorizations necessary for the Acquired Companies to own, lease or operate its assets and to carry on their respective businesses as conducted as of the date of this Agreement.  Except as set forth in Part 4.13 of the Parent Disclosure Schedule, the Acquired Companies are, and since December 31, 1999 have been, in compliance with each Governmental Authorization listed (or required to be listed) in Part 4.13 of the Parent Disclosure Schedule.  The Government Authorizations set out in Part 4.13 of the Parent Disclosure Schedule are all valid and subsisting.  To Parent’s Knowledge, there is no reason why any of the said Government Authorizations should be suspended, cancelled, revoked or not renewed on the same terms.

(c)           Without limiting the above, the Acquired Companies have complied in all material respects with the Data Protection Act 1984 and the Data Protection Act 1998 and the terms of all Governmental Authorizations with respect thereto, and:

(i)            have paid all fees payable in respect of notifications;

(ii)           have not acted in a way which could result in a notice or complaint under said Data Protection Acts and, to the Parent’s Knowledge, there are no complaints Threatened thereunder;

(iii)          a copy of the Company’s registration under those acts is attached to the Parent Disclosure Schedule) and is complete and accurate.

(d)           To the Parent’s Knowledge, except as set forth in part 4.13(d) of the Parent Disclosure Schedule:

(i)            the Acquired Companies have complied and are in compliance with all Environmental Laws;

(ii)           the Acquired Companies have not received any written notice, report or other information regarding any actual or alleged violation of any Environmental Laws, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or the Properties arising under any Environmental Laws;

(iii)          none of the following exists at any of the Properties:  (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas;

(iv)          no Acquired Company has, either expressly or by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other person or entity relating to Environmental Laws;

(v)           no Proceedings relating to Environmental Laws has been taken, is pending or Threatened against any Acquired Company or any employees, directors or of officers thereof;

(vi)          all Governmental Authorizations required or issued under Environmental Laws necessary for carrying on the business of the Acquired Companies are in full force and effect and have been complied with in all material respects; and

(vii)         no Acquired Company has or is likely to have any liability under any Environmental Law by reason of having owned, occupied or used any previously owned properties.

(e)           No Acquired Company or director, officer, agent, or employee of any Acquired Company has directly or indirectly (i) made any payment to any Person, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Affiliate of an Acquired Company, in violation of any Legal Requirement or obligation to which the Acquired Companies or the recipient of such payment is a party, or (ii) established or maintained any fund or asset that should properly be and has not been recorded in the books and records of the Acquired Companies.

4.14        Legal Proceedings; Orders.

(a)           Except as set forth in Part 4.14 of the Parent Disclosure Schedule,

(i)            there is no Proceeding pending or has been commenced by or against any Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company; or

(ii)           to Parent’s Knowledge, (A) no Proceeding has been Threatened, and (B) no event has occurred or circumstance exists that reasonably could be expected to give rise to or serve as a basis for the commencement of any such Proceeding.

(b)           There is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject; and to Parent’s Knowledge, no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

4.15        Absence of Certain Changes and Events.  Except as set forth in Part 4.15 of the Parent Disclosure Schedule, since the date of the Company Audited Financial Statements, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

(a)           payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any shareholder (other than by way of lawful distribution) or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(b)           adoption of, or increase in the payments to or benefits under, any Employee Benefit Plan for or with any employees of any Acquired Company;

(c)           damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;

(d)           entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least US $50,000;

(e)           other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets, which disposition, mortgage, pledge or Encumbrances is reasonably likely to have a material adverse effect on the Acquired Companies, taken as a whole;

(f)            cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of US $50,000;

(g)           material change in the accounting methods used by any Acquired Company except as otherwise provided in Section 7.7 of this Agreement; or

(h)           entry into any Contract by any Acquired Company to do any of the foregoing.

4.16        Contracts; No Defaults.

(a)           Part 4.16(a) of the Parent Disclosure Schedule contains a complete and accurate list, and copies, of:

(i)            each Contract that involves performance of services or delivery of goods, services or materials (in any 12-month period) by one or more Acquired Companies of an amount or value in excess of US $50,000; provided, however, with respect to all customer and channel supply Contracts, each such Contract shall be listed and provided without regard to the value thereof;

(ii)           each Contract that involves performance of services or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of US $50,000;

(iii)          each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of US $50,000;

(iv)          each lease agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except for the following:  (1) personal property leases and installment and conditional sales agreements having a value for the remaining term per item or aggregate payments of less than US $50,000, (2) Intellectual

Property Assets disclosed in Part 4.20 of Parent Disclosure Schedule and (3) commonly available Software programs, such as retail shrink-wrap and retail off the shelf Software).

(v)           each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees (other than their employment contracts), consultants, or contractors regarding the appropriation or the nondisclosure of any of the Intellectual Property Assets (except for the following:  (1) Intellectual Property Assets disclosed in Part 4.20 of the Parent Disclosure Schedule and (2) commonly available software programs, such as retail shrink-wrap and retail off the shelf Software);

(vi)          each joint venture, partnership, and any other Contracts involving a sharing of profits, losses, costs or Liabilities by any Acquired Company, with any other Person;

(vii)         each Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or limit the freedom of any Acquired Company to engage in any line of business or to compete with any Person;

(viii)        each Contract providing for commissions to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix)           each Contract for capital expenditures in excess of US $50,000;

(x)            each written warranty, guaranty, and or other similar undertaking with respect to contractual performance (other than with respect to Intellectual Property Assets disclosed in Part 4.20 of the Parent Disclosure Schedule) extended by any Acquired Company other than in the Ordinary Course of Business;

(xi)           each Contract with any Related Person of any Acquired Company that relates to the business of, or any of the assets owned or used by, any Acquired Company;

(xii)          each written amendment, supplement, and modification in respect of any of the foregoing.

(b)           Except as set forth in Part 4.16(b) of the Parent Disclosure Schedule, each Contract identified or required to be identified in Part 4.16(a) of the Parent Disclosure Schedule is in full force and effect.

(c)           Except as set forth in Part 4.16(c) of the Parent Disclosure Schedule, with respect to each Contract identified or required to be identified in Part 4.16(a) of the Disclosure Schedule:

(i)            each Acquired Company is, and at anytime since December 31, 1999 has been, in compliance with all applicable terms and requirements of each such Contract under which such Acquired Company is party to;

(ii)           to Parent’s Knowledge, no event has occurred or circumstances exists that (with or without notice or the lapse of time (including, without limitation, after giving effect to the Contemplated Transactions)) will result in a violation or Breach of, or give any Acquired Company, or any other Person party to such Contracts, the right to declare a default or exercise any remedy under, or to accelerate the performance of, or to cancel, terminate or modify any such Contracts (other than Contracts which are terminable without cause in accordance with their terms); and

(iii)          no Acquired Company has given to, or received from any other Person, at anytime since December 31, 1999, any written notice regarding any actual, alleged, possible, or potential violation or Breach of, or default under, any such Contract.

(d)           There are no existing renegotiations with respect to customer Contracts with respect to amounts paid or payable to any Acquired Company in excess of US $100,000.

(e)           To Parent’s Knowledge, all Contracts which any Acquired Company is a party to are in writing and all and any amendments, settlements and modifications to any Contracts have been made in writing.

4.17        Insurance; Bank Accounts.

(a)           Company has delivered to Buyer true and complete summary of all policies of insurance to which any Acquired Company is a party or insured under;

(b)           There are no self-insurance arrangements maintained by or to the Knowledge of Parent affecting any Acquired Company; and

(c)           A claim history for the Acquired Companies is attached to Part 4.17(c) of the Parent Disclosure Schedule sets forth, by year, for the current policy year and each of the three preceding policy years a summary of the loss experience under each policy;

(d)           Except as set forth on Part 4.17(d) of the Parent Disclosure Schedule:

(i)            All policies to which any Acquired Company is a party or that provide coverage to any Acquired Company, any director or officer of any Acquired Company:  (A) are in effect; (B) taken together, provide adequate insurance coverage for the assets and the operations of the Acquired Companies as conducted prior to the date hereof; and (C) do not provide for any retrospective premium adjustment or other experienced-based Liability on the part of any Acquired Company; and

(ii)           the Acquired Companies have paid all premiums due under each policy to which any Acquired Company is a party.

(e)           Part 4.17(e) of the Parent Disclosure Schedule lists all bank accounts, the type of such accounts, and authorized signatories thereto for each of the Acquired Companies.  Except as set forth on such schedule, no other Person has signatory authorization or access to the bank accounts of any Acquired Company.

4.18        Employees.

(a)           Part 4.18(a) of the Parent Disclosure Schedule contains complete and accurate details of the following matters in relation to each director or employee, of each Acquired Company (together the “Staff”):

(i)            name, date of birth, job title, length of service (including any deemed to be continuous with previous employers), annual pay, notice entitlement and any entitlement (whether legally binding or not) to pension, pension contributions, life assurance, permanent health insurance and any other material terms or benefits not mentioned below;

(ii)           entitlement (whether legally binding or not) to any bonus, commission, or profit sharing scheme;

(iii)          current absence on, or agreed entitlement to absence on, secondment, maternity leave, adoption leave, paternity leave, parental leave, sick leave, disability grounds or other leave of absence;

(iv)          any court order, restrictive covenant or other obligation to the Knowledge of Parent which might restrict him from fully performing his duties to the Buyer;

(v)           any right or potential right (whether statutory or contractual) to return to work or to be re-instated or re-engaged;

(vi)          any current entitlement to receive payments under any disability, permanent health or similar insurance scheme or any circumstances known to Company which may give rise to such an entitlement;

(vii)         any amounts owing between him and each Acquired Company (other than remuneration and pension contributions accrued due in respect of the current month or reimbursements of business expenses properly incurred);

(viii)        any involvement in disciplinary proceedings in the 12 months ending on the date of this Agreement;

(ix)           any dispute or claim with any Acquired Company or any circumstances known to Company which could give rise to any such dispute or claim; and

(x)            any entitlement to damages (whether for Breach of Contract or otherwise) or compensation for loss of office or employment or any other liability of any Acquired Company arising from his employment or engagement or the termination of his employment or engagement, or any circumstances known to Company which could give rise to any such liability.

(b)           In relation to former Staff, Part 4.18(b) of the Parent Disclosure Schedule contains complete and accurate details of the matters referred to in paragraphs (a)(vi) to (a)(x) above.

(c)           There are attached to Part 4.18(c) of the Parent Disclosure Schedule complete copies of:

(i)            all Contracts with Staff entitled to remuneration (including benefits) above US $160,000 (the “Senior Staff”);

(ii)           all Contracts with Staff which are not expressed to be terminable by three months’ notice or less;

(iii)          the terms and conditions of employment or engagement applicable to Staff (other than Senior Staff) or to each grade or type of such Staff; and

(iv)          all maternity, paternity, adoption, equal opportunities, disciplinary, grievance and any other policies and procedures (whether legally binding or not) applicable to all or any of the Staff.

(d)           No Acquired Company is under any obligation (whether legally binding or not) to make and has not  made any announcement or proposal to alter any of the terms of employment or engagement of the Staff, other than as set out in the Part 4.18(d) of the Parent Disclosure Schedule.

(e)           No member of Staff has given or is under notice of resignation, dismissal or termination or is, to Parent’s Knowledge, contemplating leaving an Acquired Company or under threat of dismissal or termination.

(f)            No offer of employment or engagement as a consultant, agent or director has been made by any Acquired Company to any person who at the date of this Agreement has not accepted or commenced such employment or engagement.

(g)           Except as set forth in Part 4.18(g) of the Parent Disclosure Schedule, no Staff of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement including any confidentiality, non-competition, or proprietary rights agreement, between such Staff and any other Person (“Proprietary Rights Agreement”) that (i) in any way has materially adversely affected or could reasonably be expected to have an adverse effect on (A) the performance of their duties as Staff of the Acquired Companies, or (B) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with any Acquired Company with any such Staff or (ii) limits or has limited the ability of such Staff to assign to any Acquired Company or, to the Knowledge of Company, to any other Person of any rights to any invention, idea, know-how, improvement or discovery of  the Staff.

(h)           Except as set out in Part 4.18(h) of the Parent Disclosure, no Staff will be entitled to any payment of benefit or variation of the terms of their employment or engagement by virtue of the signature or performance of this Agreement.

4.19        Labor Relations; Compliance.

(a)           There is no consultation, recognition, wage bargaining or other collective or similar Contract (“Collective Arrangement”) in force, proposed or requested between any Acquired Company and any trade union, staff association, or other organization representing the Staff or any section of the Staff, and no Acquired Company has done any act that may be construed as recognizing any such body.

(b)           No applications have been made to the Central Arbitration Committee for the recognition of a trade union or the agreement of an appropriate bargaining unit in respect of any Acquired Company.

(c)           No Collective Arrangement is observed or taken account of when fixing remuneration, benefits or other terms or conditions of employment or engagement.

(d)           There is no dispute (current or, to the Parent’s Knowledge, Threatened) between any Acquired Company and any trade union, staff association, or other organization representing the Staff or any section of the Staff, and no Acquired Company has received any statutory notice of industrial action.

(e)           In the three years ending on the date of this Agreement there has not been any strike, lock-out, or other labor related dispute or industrial action affecting any Acquired Company.

(f)            No Acquired Company has within the period of three years ending on the date of this Agreement:

(i)            given notice of any redundancies to the relevant Secretary of State or failed to comply with any obligation to do so; or

(ii)           been a party to any “relevant transfer” (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 or under the equivalent German legislation) or agreement for a relevant transfer.

(g)           No Acquired Company is subject to any plan, scheme, commitment, custom or practice relating to redundancy (whether legally binding or not) affecting any Staff which imposes greater obligations than UK or German statutory redundancy provisions.

4.20        Intellectual Property.

(a)           Company Intellectual Property Assets — The term “Company Intellectual Property Assets” includes:

(i)            all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications used in the business of or developed and owned by an Acquired Company (collectively, “Company Marks”);

(ii)           all patents, patent applications, and inventions and discoveries that may be patentable (except any and all of the IT System) used in the business of or developed and owned by an Acquired Company (collectively, “Company Patents”);

(iii)          all copyrights, designs and database rights (whether registered or not including applications to register) in both published works and unpublished works used in the business of or developed and owned by an Acquired Company (collectively, “Company Copyrights”);

(iv)          all know-how, trade secrets, confidential information, customer lists, Software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Company Trade Secrets”) owned, used, or licensed by an Acquired Company as licensee or licensor (except any and all of the IT System); and

(v)           all rights in internet web sites, internet domain names and associated e-mail addresses presently and recently since December 31, 2003 used by an Acquired Company (collectively, “Company Net Names”).

(b)           Agreements — Part 4.20(b) of the Parent Disclosure Schedule contains a complete and accurate list of all Contracts relating exclusively to the Company Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than US $10,000 under which an Acquired Company is the licensee.  There are no outstanding and, to the Parent’s Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

(c)           Know-How Necessary for the Business.

(i)            The Company Intellectual Property Assets are all those necessary for the operation of the Acquired Companies’ businesses as they are currently conducted.  One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Company Intellectual Property Assets, free and clear of all liens, security interests, charges, Encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Company Intellectual Property Assets.

(ii)           All former and current employees and current and former contractors of each Acquired Company have executed written Contracts with one or more of the Acquired Companies that assign to one or more of the Acquired Companies all rights to any inventions, improvements, discoveries, or information relating to the business of any Acquired Company.  No employee of any Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies.

(d)           Patents.

(i)            Part 4.20(d) of the Parent Disclosure Schedule contains a complete and accurate list of all Company Patents.

(ii)           All of the Patents issued to the Acquired Companies are currently in compliance with formal legal requirements, and are not subject to all material maintenance fees or taxes or actions falling due within thirty days after the Closing Date have been taken, including without limitation the payment of fees.

(iii)          No Company Patent issued to the Acquired Companies has been or is now involved in any interference, reissue, reexamination, or opposition proceeding or the like.

To the Parent’s Knowledge, no Company Patent issued to the Acquired Companies is being infringed or diluted.

(iv)          The Acquired Companies are not subject to any Company Patent infringement actions and have had no actions for Company Patent infringement Threatened against them since December 31, 2003.  To the Parent’s Knowledge, no Software owned, purported to be owned or developed by the Acquired Companies (“Company Owned Software”) or any Company Trade Secrets of the Acquired Companies infringe any patent.

(v)           All products made, used, or sold under the Company Patents have been marked with the proper patent notice (or other required notice or number).

(e)           Marks.

(i)            Part 4.20(e) of the Parent Disclosure Schedule contains a complete and accurate list of all Company Marks.

(ii)           All Company Marks owned by any of the Acquired Companies that have been registered with the applicable Governmental Bodies and are currently in compliance with all formal legal requirements, and all material maintenance actions falling due within thirty days after the Closing Date have been taken, including without limitation the payment of all fees.

(iii)          No Company Mark owned by any Acquired Company has been or is now involved in any opposition, invalidation, or cancellation and, to the Parent’s Knowledge, no such action is Threatened or since December 31, 2003, has been Threatened with the respect to any of the Company Marks owned by any Acquired Company.  To the Parent’s Knowledge, no third party Company Mark used by any Acquired Company has been or is now involved in any opposition, invalidation, or cancellation and, to the Parent’s Knowledge, no such action is Threatened, or since December 31, 2003, has been Threatened with regard to any of the third party Company Marks used by any Acquired Company.

(iv)          To the Parent’s Knowledge, no Company Mark owned by any Acquired Company is being infringed or diluted.

(f)            Copyrights.

(i)            Part 4.20(f) of the Parent Disclosure Schedule contains a complete and accurate list of all Company Copyrights.

(ii)           To the Parent’s Knowledge, (A) in the last two years, no Company Copyright owned, designed or developed by any Acquired Company has been infringed or misappropriated, and (B) since December 31, 2003, none of the Company Copyrights used by any Acquired Company has infringed or misappropriated or has been alleged to infringe any copyright of any third party.  The moral rights (as described in Chapter IV of the Copyright Designs and Patents Act 1988) in all Company Copyrights owned by any Acquired Company have been waived and no moral rights have been asserted.

(iii)          All works encompassed by the Company Copyrights have been marked with the proper copyright notice.

(g)           Trade Secrets.

(i)            The Acquired Companies have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Company Trade Secrets and have taken all commercially reasonable steps to document the Company Trade Secrets.

(ii)           One or more of the Acquired Companies has good title and an absolute (but not necessarily exclusive) right to use the Company Trade Secrets.  To the Parent’s Knowledge, the Company Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated other than for the benefit of one or more of the Acquired Companies.  None of the Acquired Companies has received written notice, nor to the Parent’s Knowledge, oral notice, that one or more Company Trade Secrets, is subject to any adverse claim or has been challenged or Threatened in any way.

(h)           Net Names.  With respect to Company Net Names of the Acquired Companies:

(i)            Part 4.20(h) of the Parent Disclosure Schedule contains a complete and accurate list and summary description of all Company Net Names.

(ii)           To the Parent’s Knowledge, no Company Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation proceeding and, to the Parent’s Knowledge, no such action is Threatened with respect to any Company Net Name.

(i)            Software and Other Intangibles.

(i)            Part 4.20(i) of the Parent’s Disclosure Schedule contains an accurate and complete list and description of (1) Company Owned Software and (2) material Software (other than Company Owned Software) which is licensed, marketed, supported, maintained or used by an Acquired Company (“Company Embedded Software”) (collectively referred to as “Company Intangibles”).

(ii)           The Acquired Companies have good and valid title to, and has the full right to use, all of the Company Owned Software and the full right to use all of the Embedded Software, in each case free and clear of any Encumbrance.  No rights of any third party are necessary to market, license, sell, modify, update and/or create derivative works for the Company Owned Software.

(iii)          No third party has any ownership rights or ownership interests in any customizations, modifications, enhancements or other similar changes to the  Company Owned Software, whether made by an Acquired Company or a third party.  All derivative works based upon the Company Owned Software are solely owned by an Acquired Company.

(iv)          All of the Company Owned Software was created as “works made for hire” by regular full time employees of Acquired Company.  To the extent that any author or developer of Acquired Company was not a regular, full-time employee of Acquired Company at the time such Person contributed to any Company Owned Software, such author or developer has irrevocably assigned to Acquired Company in writing all copyrights and other proprietary rights in such Person’s work with respect to such Company Owned Software.

(v)           No Acquired Company has disclosed or delivered to any escrow agent or to any other Person, or permitted the disclosure to any escrow agent or to any other Person of, the source code (or any aspect or portion thereof) for or relating to any past, present or future product of Acquired Company).

(vi)          Except with respect to demonstration or trial copies, no portion of any Company Owned Software and, to the Knowledge of Parent, any other Company Intangibles contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other Software routines or hardware components designed to permit unauthorized access to disable or erase Software, hardware, or data without the consent of the user.

(j)            Notwithstanding anything herein to the contrary, the representations and warranties of Parent with respect to any or all of the Company Intellectual Property Assets of any Acquired Company are limited to the right, title and interest in, and the status of (including without limitation third party actions affecting), such Company Intellectual Property Assets of the Acquired Companies, in the United Kingdom and European Union.

4.21        Brokers or Finders.  Except as set forth in Part 4.21 of the Parent Disclosure Schedule, Parent, Company and their agents have incurred no obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

5.                                      REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Parent that, except as set forth in (i) the letter addressed to Parent from Buyer and dated as of the date hereof, including all schedules and attachments thereto, which has been delivered by Buyer to Parent concurrently with the parties’ execution of this Agreement and (ii) Buyer’s SEC Reports (collectively, the “Buyer Disclosure Schedule”), each of the representations, warranties and statements contained in the following sections of this Section 5 is true and correct as of the date of this Agreement.

5.1          Organization and Good Standing.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use.  Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for such jurisdictions in which the failure to be so qualified could not reasonably be expected to have a material adverse effect.

Buyer UK Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.  Except for obligations incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the Contemplated

Transactions, Buyer UK Sub has not incurred any obligation or Liability nor engaged in any business or activity of any type or kind whatsoever, or entered into any agreement or arrangement with any Person.

5.2          Authority; No Conflict.

(a)           Upon the execution and delivery by Buyer and Buyer UK Sub of this Agreement and the Investor Rights Agreement, the Escrow Agreement, the Security Agreement, the Pledge Agreement, Parent’s Short Term Note and Parent’s A-Note, as applicable (collectively, the “Buyer’s Closing Documents”), assuming due execution by all relevant parties (provided no such assumption applies to Buyer or Buyer UK Sub) Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of Buyer and Buyer UK Sub, as applicable, enforceable against such parties in accordance with their respective terms.  Buyer and Buyer UK Sub each have the corporate power, and authority to execute and deliver this Agreement and Buyer’s Closing Documents to which they are a party and to perform its obligations under this Agreement and Buyer’s Closing Documents, as applicable.

(b)           Except as set forth in the Buyer Disclosure Schedule, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)            contravene, conflict with, or result in a violation of any provision of Buyer’s Organizational Documents;

(ii)           conflict with any resolution adopted by the board of directors or the stockholders of Buyer;

(iii)          contravene, conflict with, or result in a violation of any Legal Requirement to which Buyer is subject;

(iv)          give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization that is held by Buyer; or

(v)           contravene, conflict with, or result in a violation or Breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which Buyer is a party.

Except as set forth in the Buyer Disclosure Schedule, Buyer is not required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, except where the failure to obtain such Consent, together with all other Consents not obtained, could not reasonably be expected to have a material adverse effect on Buyer.

5.3          Capitalization.  The authorized capital stock of Buyer consists of 27,000,000 shares of capital stock: (a) 25,000,000 shares of Buyer’s Common Stock and (b) 2,000,000 shares of Preferred Stock, par value $0.001 per share (250,000 shares of which have been designated as Series A Preferred Stock).  As of October 29, 2004, (i) 15,976,059 shares of

Buyer’s Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) no shares of Buyer’s Preferred Stock are issued and outstanding, (iii) 2,869,068 shares of Buyer’s Common Stock are reserved for issuance upon the exercise of outstanding Buyer stock options and 454,241 shares of Buyer’s Common Stock are reserved for issuance under Buyer’s stock purchase plan, (iv) no shares of Buyer’s Common Stock are held in the treasury of Buyer, and (v) 2,770,584 shares of Buyer’s Common Stock are reserved for issuance pursuant to Buyer stock options not yet granted.  Except as set forth in this Section 5.3, as of the date hereof no shares of capital stock or other voting securities of Buyer are issued, reserved for issuance or outstanding.  There are no Contracts relating to the issuance, sale or transfer of any equity securities, Options or other equity securities of Buyer.  There are no Encumbrances on Buyer’s Securities, and Buyer’s Securities, when delivered to Parent pursuant to this Agreement will be free and clear of all Encumbrances.  The issuance of Buyer’s Securities have been duly authorized by Buyer’s board of directors and upon issuance will constitute duly authorized, validly issued, fully paid and nonassessable shares of Buyer.

5.4          Financial Statements.  Each of Buyer’s financial statements (including, in each case, any related notes) set forth in Buyer’s SEC Reports (the “Buyer’s Financial Statements”) fairly present the consolidated financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Buyer as at the respective dates of and for the periods referred to in such financial statements, all in accordance with US GAAP, subject to the notes set out in such financial statements and subject further, in the case of unaudited interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes; Buyer’s Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

5.5          Books and Records; Internal Controls.  The books of account, minute books, stock record books, and other records of Buyer are complete and correct in all material respects and have been maintained in accordance with sound business practices.  Buyer has established and is maintaining a system of internal controls and procedures to provide assurances that all material information regarding the operations and financial condition of Buyer and its subsidiaries is communicated to Buyer’s management, including its chief executive officer and chief financial officer.

5.6          Title to Properties; Encumbrances.  Buyer does not own any real property.  Buyer owns all the personal properties and assets reflected in Buyer’s Financial Statements (except for assets held under capitalized leases disclosed or not required to be disclosed in Buyer’s Financial Statements and personal property sold since the date of Buyer’s Financial Statements, as the case may be, in the Ordinary Course of Business.  All material properties and assets (the cost of which is reflected in the Interim Financial Statements (as of the date of such statements)) are reflected in Buyer’s Financial Statements and are free and clear of all Encumbrances (other than Permitted Encumbrances) except as disclosed in Buyer’s Financial Statements.

5.7          IT System.  Buyer has implemented commercially reasonable procedures for ensuring the security of its IT System and the confidentiality and integrity of all data stored in it.  The elements of Buyer’s IT System:

(a)           are functioning properly and in accordance with all applicable specifications in all material respects; and

(b)           have sufficient capacity and performance to meet the current business requirements of Buyer.

5.8          Accounts Receivable.  The accounts receivable of Buyer reflected on Buyer’s Financial Statements have arisen from bona fide sales and deliveries of goods, performance of services and other transactions in the Ordinary Course of Business.  Such accounts receivables are collectible in the Ordinary Course of Business subject to the recorded allowance for collection losses.  The accounts receivables of Buyer require payment under the terms of Contracts to which they relate in not more than 60 days after the date on which it first becomes due and payable.

5.9          SEC Reports.  As of its date of filing, each Buyer’s SEC Report complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”), as applicable, and the rules and regulations promulgated thereunder.

5.10        Taxes.  Except as set forth in the Buyer Disclosure Schedule:

(a)           Buyer has filed or caused to be filed (on a timely basis) all Tax Returns with the appropriate Taxing Authorities that are or were required to be filed by or with respect to Buyer, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements.  Buyer has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns, or pursuant to any assessment received by Buyer, except such Taxes, if any, as are listed in the Buyer Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in Buyer’s Financial Statements.

(b)           The Tax Returns of Buyer for the preceding three (3) fiscal years have either been audited by applicable Taxing Authorities or are closed by the applicable statute of limitations. The Buyer Disclosure Schedule contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit.  All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in the Buyer Disclosure Schedule, are being contested in good faith by appropriate proceedings.  Except as described in the Buyer Disclosure Schedule, Buyer has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Buyer or for which Buyer may be liable.

(c)           The charges, accruals, and reserves with respect to Taxes on the respective books of Buyer are adequate (determined in accordance with GAAP) and are at least equal to Buyer’s Liability for Taxes.  There exists no proposed tax assessment against Buyer except as disclosed in Buyer’s Financial Statements.  All Taxes that Buyer is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d)           All Tax Returns filed by (or that include on a consolidated basis) Buyer are true, correct, complete and comply with all Legal Requirements in all material respects

5.11        No Material Adverse Change.  Since December 31, 2003, there has not been any material adverse change in the business, operations, properties, assets, or condition of Buyer, and, to the Knowledge of Buyer, no event has occurred or circumstance exists that is reasonably likely to result in such a material adverse change (other than any such material adverse change resulting from one or more MAC Exclusions or resulting from items disclosed on the Buyer Disclosure Schedule).

5.12        Employee Benefit Plans of Buyer.

(a)           Buyer has made available to Parent copies of the Employee Benefit Plans to which Buyer contributes, is obligated to contribute, is a party or is otherwise bound, or with respect to which Buyer may have any liability (whether direct or indirect, current or contingent) (“Buyer’s Plans”), and, if applicable, related trust agreements, and all amendments thereto and written interpretations thereof together with the three most recent annual reports (Form 5500, including all Schedules thereto) and the most recent determination letter issued by the IRS with respect to any Buyer’s Plan.  The Buyer’s Plans are being and have at all times been operated and administered in compliance, in all respects, with the provisions thereof.  Each contribution or other payment that is required to have been accrued or made under or with respect to any Buyer’s Plan has been duly accrued and made on a timely basis.  Except as set forth on the Buyer Disclosure Schedule, each Buyer’s Plan has at all times complied and been operated and administered in compliance, in all respects, with all applicable reporting, disclosure and other requirements of Employee Benefit Legal Requirements.  Neither Buyer nor any Person that is or was an administrator or fiduciary of any Buyer’s Plan (or that acts or has acted as an agent of Buyer or any such administrator or fiduciary) has engaged in any transaction or has otherwise acted or failed to act in a manner that has subjected or may subject Buyer to any liability for breach of any fiduciary duty or any other duty.  No Buyer’s Plan, and no Person that is or was an administrator or fiduciary of any Buyer’s Plan (or that acts or has acted as an agent of any such administrator or fiduciary): (i) has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code which is not exempt under Section 408 of ERISA; (ii) has failed to perform any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA; or (iii) has taken any action that (A) may subject such Buyer’s Plan or such Person to any Tax, penalty or liability relating to any “prohibited transaction,” which is not exempt within the meaning of Section 408 of ERISA or (B) may directly or indirectly give rise to or serve as a basis for the assertion (by any employee or by any other Person) of any claim under, on behalf of or with respect to such Buyer’s Plan.  Neither Buyer nor any ERISA Affiliate has incurred any Liability for any tax, excise tax, penalty or fee (other than fees incurred in the ordinary course and operation of an Employee Benefit Plan) with respect to any Employee Benefit Plan, and no event has occurred and, to the knowledge of Buyer, no circumstance exists or has existed that could reasonably be expected to give rise to any such liability.  Neither Buyer nor any ERISA Affiliate (or any predecessor of Buyer or any ERSIA Affiliate) sponsors, contributes to or maintains, has in the past sponsored, contributed to or maintained, has any Liability or has had any liability under any defined benefit pension plan or any multiemployer plan (as defined in section 3(37) of ERISA).   No Buyer’s Plan is the subject of any pending or Threatened investigation or audit by the Internal Revenue Service, the

U.S. Department of Labor or the Pension Benefit Guaranty Corporation or any other governmental authority.

(b)           Buyer is in compliance with all Employee Benefit Legal Requirements.

5.13        Compliance With Legal Requirements; Governmental Authorizations.

(a)           Except as set forth in the Buyer Disclosure Schedule:

(i)            Buyer is, and at all times since December 31, 1999, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets (provided, however, with respect to the representations and warranties made in Section 5.20, no such time limitation shall apply to any compliance with Software related Legal Requirements);

(ii)           no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) constitutes or results in a violation by Buyer of, or a failure on the part of Buyer to comply with, any material Legal Requirement, or (B) gives rise to any obligation on the part of Buyer to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)          Buyer has not received, at any time since December 31, 1999, any written notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of Buyer to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)           Except as set forth in the Buyer Disclosure Schedule, Buyer is, and since December 31, 1999 has been, in compliance with each Governmental Authorization that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

(c)           To the Knowledge of Buyer, except as set forth in the Buyer Disclosure Schedule:

(i)            the Buyer has complied and are in compliance with all Environmental Laws;

(ii)           Buyer has not received any written or oral notice, report or other information regarding any actual or alleged violation of any Environmental Laws, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under any Environmental Laws;

(iii)          none of the following exists at any site occupied by Buyer:  (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas;

(iv)          Buyer has not, either expressly or by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other person or entity relating to Environmental Laws; and

(v)           no Proceedings relating to Environmental Laws has been taken, is pending or Threatened against Buyer or any employees, directors or of officers thereof;

(vi)          all Governmental Authorizations required or issued under Environmental Laws necessary for carrying on the business of Buyer are in full force and effect and have been complied with in all material respects; and

(vii)         Buyer has or is likely to have any liability under any Environmental Law by reason of having owned, occupied or used any previously owned properties.

(d)           Neither Buyer nor any director, officer, agent, or employee of Buyer has directly or indirectly (i) made any payment to any Person, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of Buyer or any Affiliate of Buyer, in violation of any Legal Requirement or obligation to which Buyer or the recipient of such payment is a party, or (ii) established or maintained any fund or asset that should properly be and has not been recorded in the books and records of Buyer.

5.14        Legal Proceedings; Orders.

(a)           Except as set forth in the Buyer Disclosure Schedule:

(i)            there is no Proceeding pending or has been commenced by or against Buyer or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Buyer; or

(ii)           to the Knowledge of Buyer, (A) no Proceeding has been Threatened, and (B) no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.

(b)           There is no Order to which Buyer, or any of the assets owned or used by Buyer, is subject; and to the Knowledge of Buyer, no officer, director, agent, or employee of Buyer is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Buyer.

5.15        Absence of Certain Changes and Events.  Except as set forth in the Buyer Disclosure Schedule, since June 30, 2004, Buyer has conducted its business only in the Ordinary Course of Business and there has not been any:

(a)           amendment to the Organizational Documents of Buyer;

(b)           payment or increase, by Buyer of any bonuses, salaries, or other compensation to any stockholder (other than by way of lawful distribution) or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(c)           adoption of, or increase in the payments to or benefits under, any Employee Benefit Plan for or with any employees of Buyer;

(d)           damage to or destruction or loss of any asset or property of Buyer, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Buyer, taken as a whole;

(e)           entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to Buyer of at least US $50,000;

(f)            other disposition of any asset or property of Buyer or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of Buyer, including the sale, lease, or other disposition of any of the Intellectual Property Assets, which disposition, mortgage, pledge or Encumbrance is reasonably likely to have a material adverse affect on Buyer as a whole;

(g)           cancellation or waiver of any claims or rights with a value to Buyer in excess of US $50,000;

(h)           material change in the accounting methods used by Buyer; or

(i)            entry into any Contract by Buyer to do any of the foregoing.

5.16        Contracts; No Defaults.

(a)           Except as set forth in the Buyer Disclosure Schedule no Related Person of Buyer has or may acquire any rights under, or may become subject to any obligation or Liability under, any Contract that relates to the business of, or any of the assets owned or used by, Buyer; and

(b)           Except as set forth in the Buyer Disclosure Schedule:

(i)            Buyer is, and at all times since December 31, 1999 has been, in compliance with all applicable terms and requirements of each Contract to which Buyer is a party;

(ii)           to the Knowledge of Buyer, no event has occurred or circumstance exists that (with or without notice or lapse of time (including, without limitation, after giving effect to the Contemplated Transactions)) will result in a violation or Breach of, or give Buyer or any other Person party to such Contract  the right to declare a default or exercise any remedy under, or to accelerate the performance of, or to cancel, terminate or modify, any such Contracts (other than Contracts which are terminable without cause in accordance with their terms); and

(iii)          Buyer has not given to or received from any other Person, at any time since December 31, 2003, any written notice regarding any actual, alleged, possible, or potential violation or Breach of, or default under, any such Contract.

5.17        Insurance.  All policies to which Buyer is a party or that provide coverage to Buyer, or any director or officer of Buyer:  (A) are in effect; (B) to the Knowledge of Buyer, taken together, provide adequate insurance coverage for the assets and the operations of Buyer as conducted as of the date of this Agreement; and (C) will continue in full force and effect following the consummation of the Contemplated Transactions.  Buyer has paid all premiums due under each policy to which Buyer is a party or that provides coverage to Buyer or any director thereof.

5.18        Employees.  No employee of Buyer is a party to, or is otherwise bound by, any Proprietary Rights Agreement that (a) in any way has adversely affected or could reasonably be expected to have a material adverse effect on (i) the performance of his duties as an employee of Buyer, or (ii) the ability of Buyer to conduct its business, including any Proprietary Rights Agreement with Buyer by any such employee or (b) limits, or has limited, the ability of such employee to assign to Buyer or any other Person any rights to any invention, idea, know-how improvement or discovery made by the employee.  To Buyer’s Knowledge, no key employee of Buyer intends to terminate his employment with Buyer.

5.19        Labor Relations; Compliance.  Buyer has not been or is not a party to (or bound by the terms of) any collective bargaining or other labor Contract.  Since December 31, 2003, there has not been, there is not presently pending or existing, and to Buyer’s Knowledge, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting Buyer relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with any Governmental Body, organizational activity, or other labor or employment dispute against or affecting Buyer or its premises, or (c) any application for certification of a collective bargaining agent.  To Buyer’s Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.  There is no lockout of any employees by Buyer, and no such action is contemplated by Buyer.  Buyer has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, collective bargaining, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.  Buyer is not liable for the payment of any compensation, workers compensation, unemployment compensation, damages, taxes, fines, penalties, or other amounts, however designated, due, outstanding and payable as at the date of this Agreement, for failure to comply with any of the foregoing Legal Requirements.

5.20        Intellectual Property.  Except as set forth in the Buyer Disclosure Schedule:

(a)           Buyer Intellectual Property Assets — The term “Buyer Intellectual Property Assets” includes:

(i)            all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications used in the business of or developed and owned by Buyer or a Buyer Subsidiary (collectively, “Buyer Marks”);

(ii)           all patents, patent applications, and inventions and discoveries that may be patentable (except any and all of the IT System) used in the business of or developed and owned by Buyer or a Buyer Subsidiary (collectively, “Buyer Patents”);

(iii)          all copyrights, designs and database rights (whether registered or not including applications to register) in both published works and unpublished works used in the business of or developed and owned by Buyer or a Buyer Subsidiary (collectively, “Buyer Copyrights”);

(iv)          all know-how, trade secrets, confidential information, customer lists, Software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Buyer Trade Secrets”) owned, used, or licensed by Buyer or a Buyer Subsidiary as licensee or licensor (except any and all of the IT System); and

(v)           all rights in internet web sites, internet domain names and associated e-mail addresses presently and recently (since December 31, 2003) used by Buyer or a Buyer Subsidiary (collectively “Buyer Net Names”).

(b)           Know-How Necessary for the Business.

(i)            The Buyer Intellectual Property Assets are all those necessary for the operation of the Buyer’s business as it is currently conducted.  Buyer or a Buyer Subsidiary is the owner of all right, title, and interest in and to each of the Buyer Intellectual Property Assets, free and clear of all liens, security interests, charges, Encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Buyer Intellectual Property Assets.

(ii)           All former and current employees and current and former contractors of each of Buyer and the Buyer Subsidiaries have executed written Contracts with one or more of Buyer and the Buyer Subsidiaries that assign to one or more of Buyer and the Buyer Subsidiaries all rights to any inventions, improvements, discoveries, or information relating to the business of Buyer or any Buyer Subsidiary.  No employee of Buyer or any Buyer Subsidiary has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of Buyer or the Buyer Subsidiaries.

(c)           Patents.

(i)            Part 5.20(d) of the Buyer Disclosure Schedule contains a complete and accurate list of all Buyer Patents.

(ii)           All of the Patents issued to Buyer or any Buyer Subsidiary are currently in compliance with formal legal requirements, and are not subject to all material maintenance fees or taxes or actions falling due within thirty days after the Closing Date have been taken, including without limitation the payment of fees.

(iii)          No Buyer Patent issued to Buyer or any Buyer Subsidiary has been or is now involved in any interference, reissue, reexamination, or opposition proceeding or the like.  To the Parent’s Knowledge, no Buyer Patent issued to Buyer or any Buyer Subsidiary is being infringed or diluted.

(iv)          Buyer and the Buyer Subsidiaries are not subject to any Buyer Patent infringement actions and have had no actions for Buyer Patent infringement Threatened against them since December 31, 2003.  To the Buyer’s Knowledge, no Software owned, purported to be owned or developed by the Buyer or any Buyer Subsidiary (“Buyer Owned Software”) or any Buyer Trade Secrets infringe any patent.

(v)           All products made, used, or sold under the Buyer Patents have been marked with the proper patent notice (or other required notice or number).

(d)           Marks.

(i)            Part 5.20(e) of the Buyer Disclosure Schedule contains a complete and accurate list of all Buyer Marks.

(ii)           All Buyer Marks owned by Buyer or any Buyer Subsidiary that have been registered with the applicable Governmental Bodies and are currently in compliance with all formal legal requirements, and all material maintenance actions falling due within thirty days after the Closing Date have been taken, including without limitation the payment of all fees.

(iii)          No Buyer Mark owned by Buyer or any Buyer Subsidiary has been or is now involved in any opposition, invalidation, or cancellation and, to the Buyer’s Knowledge, no such action is Threatened or since December 31, 2003, has been Threatened with respect to any of the Buyer Marks owned by Buyer or any Buyer Subsidiary.  To the Buyer’s Knowledge, no third party Buyer Mark used by Buyer or any Buyer Subsidiary has been or is now involved in any opposition, invalidation, or cancellation and, to the Buyer’s Knowledge, no such action is Threatened, or since December 31, 2003, has been Threatened with regard to any of the third party Buyer Marks used by Buyer or any Buyer Subsidiary.

(iv)          To the Buyer’s Knowledge, no Buyer Mark owned by Buyer or any Buyer Subsidiary is being infringed or diluted.

(e)           Copyrights.

(i)            Part 5.20(f) of the Buyer Disclosure Schedule contains a complete and accurate list of all Buyer Copyrights.

(ii)           To the Buyer’s Knowledge, (A) in the last two years, no Buyer Copyright owned, designed or developed by Buyer or any Buyer Subsidiary has been infringed or misappropriated, and (B) since December 31, 2003, none of the Buyer Copyrights used by Buyer or any Buyer Subsidiary has infringed or misappropriated or has been alleged to infringe any copyright of any third party.  The moral rights (as described in Chapter IV of the Copyright Designs and Patents Act 1988) in all Buyer Copyrights owned by Buyer or any Buyer Subsidiary have been waived and no moral rights have been asserted.

(iii)          All works encompassed by the Buyer Copyrights have been marked with the proper copyright notice.

(f)            Trade Secrets.

(i)            Buyer and all Buyer Subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Buyer Trade Secrets and have taken all commercially reasonable steps to document the Buyer Trade Secrets.

(ii)           Buyer or one or more of the Buyer Subsidiaries has good title and an absolute (but not necessarily exclusive) right to use the Buyer Trade Secrets.  To the Buyer’s Knowledge, the Buyer Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated other than for the benefit of one or more of Buyer or any Buyer Subsidiary.  None of Buyer or any Buyer Subsidiary has received written notice, nor to the Buyer’s Knowledge, oral notice, that one or more Buyer Trade Secrets, is subject to any adverse claim or has been challenged or Threatened in any way.

(g)           Net Names.  With respect to Buyer Net Names:

(i)            Part 5.20(h) of the Buyer Disclosure Schedule contains a complete and accurate list and summary description of all Buyer Net Names.

(ii)           To the Buyer’s Knowledge, no Buyer Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation proceeding and, to the Buyer’s Knowledge, no such action is Threatened with respect to any Buyer Net Name.

(h)           Software and Other Intangibles.

(i)            Part 5.20(i) of the Buyer’s Disclosure Schedule contains an accurate and complete list and description of (1) Buyer Owned Software and (2) material Software (other than Buyer Owned Software) which is licensed, marketed, supported, maintained or used by Buyer or any Buyer Subsidiary (“Buyer Embedded Software”) (collectively referred to as “Buyer Intangibles”).

(ii)           Buyer and the Buyer Subsidiaries have good and valid title to, and has the full right to use, all of the Buyer Owned Software and the full right to use all of the Buyer Embedded Software, in each case free and clear of any Encumbrance.  No rights of any third party are necessary to market, license, sell, modify, update and/or create derivative works for the Buyer Owned Software.

(iii)          No third party has any ownership rights or ownership interests in any customizations, modifications, enhancements or other similar changes to the Buyer Owned Software, whether made by Buyer, one or more Buyer Subsidiaries, or a third party.  All derivative works based upon the Buyer Owned Software are solely owned by Buyer or any Buyer Subsidiary.

(iv)          All of the Buyer Owned Software was created as “works made for hire” by regular full time employees of Buyer or any Buyer Subsidiary.  To the extent that any author or developer of Buyer or any Buyer Subsidiary was not a regular, full-time employee of Buyer or a Buyer Subsidiary at the time such Person contributed to any Buyer Owned Software, such author or developer has irrevocably assigned to Buyer or any Buyer Subsidiary in writing all copyrights and other proprietary rights in such Person’s work with respect to such Buyer Owned Software.

(v)           No Buyer or Buyer Subsidiary has disclosed or delivered to any escrow agent or to any other Person, or permitted the disclosure to any escrow agent or to any other Person of, the source code (or any aspect or portion thereof) for or relating to any past, present or future product of Buyer or any Buyer Subsidiary.

(vi)          Except with respect to demonstration or trial copies, no portion of any Buyer Owned Software and, to the Knowledge of Buyer, any other Buyer Intangibles contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other Software routines or hardware components designed to permit unauthorized access to disable or erase Software, hardware, or data without the consent of the user.

(i)            Notwithstanding anything herein to the contrary, the representations and warranties of Buyer with respect to any or all of the Buyer Intellectual Property Assets of Buyer or any Buyer Subsidiary are limited to the right, title and interest in, and the status of (including without limitation third party actions affecting), such Buyer Intellectual Property Assets of Buyer or any Buyer Subsidiary, in the United States and Canada.

5.21        Brokers or Finders.  Except for Q Advisors LLC, Buyer and its agents have incurred no obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

6.                                      INDEMNIFICATION; REMEDIES.

6.1          Survival.

(a)           All representations and warranties of Parent contained in this Agreement will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of the parties to this Agreement, and shall survive for a period of one (1) year from and after the Closing Date except that the representations and warranties of the applicable parties in Sections 3.1 (Share Ownership), 4.3 (Capitalization); 4.4 (Financial Statements) insofar as those representations and warranties are relevant to Tax; and 4.10 (Taxes) shall survive for a period of three (3) years from and after the Closing Date.

(b)           Buyer’s representations and warranties set forth in this Agreement shall survive for a period of one (1) year from and after the Closing Date except that the representations and warranties of in Section 5.10 (Taxes) shall survive for a period of three (3) years from and after the Closing Date.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or payment of Damages under this Agreement.

(c)           Notwithstanding anything to the contrary, if, prior to the expiration of the survival period identified in Sections 6.1(a) and 6.1(b), an Indemnified Party makes a claim for indemnification under this Agreement with respect to a misrepresentation in, or Breach of, any representation or warranty, then such Indemnified Party’s rights to indemnification under Section 6 of this Agreement for such claim shall survive any expiration of such representation or warranty; provided however, that with respect to any claim that is validly made within the required periods set forth in this Section 6.1 shall (unless previously settled or withdrawn) be deemed to have been waived or withdrawn in the event that Proceedings in respect thereof have not been commenced on the Indemnifying Party within six (6) months of written notice of the claim first being given.

6.2          Indemnification and Payment of Damages by Parent.  Subject to Section 6.4 of this Agreement, Parent agrees to indemnify and hold harmless, Buyer, the Acquired Companies and their respective representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, Liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)           any Breach of any representation or warranty made by Parent in this Agreement or any other certificate or document delivered by Company or Parent pursuant to this Agreement;

(b)           any Breach by Company or Parent of any covenant or obligation of Company or Parent in this Agreement;

(c)           any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Parent or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions; or

(d)           any of the following additional agreements without regard to any representations and warranties contained herein or any disclosures made herein or in the Parent Disclosure Schedule or otherwise:

(1)           The Company has included on the Estimated Closing Working Capital Statement a current liability of £100,000 representing the Company’s estimated aggregate current outstanding corporation Tax Liability (the “Estimated Tax Liability”) for the 2001, 2002 and 2003 fiscal years (collectively, the “Tax Liability Period”).  In the event that, on or before the 10th day prior to the third anniversary of the Closing Date, any Indemnified Person incurs Damages as a result of any corporation Tax Liabilities relating to the Tax Liability Period (“Actual Tax Liability”), and the total amount of the Actual Tax Liability is greater than the Estimated Tax Liability, then Buyer shall be entitled to be paid out of the Escrow Deposit an amount equal to the amount by which the Actual Tax Liability exceeds the Estimated Tax Liability without regard to the Indemnity Threshold.  “Actual Tax Liability” shall for the purposes of this Section 6.2(d)(1), additionally include, without limitation, a liability to repay any tax credit received prior to Closing under Schedule 20 to the Finance Act 2000.  In the event that the Tax Returns for the Tax Liability Period are finally determined and such Tax Returns as finally determined show that the Actual Tax Liability is less than the Estimated Tax Liability on or prior to the third anniversary of the Closing Date, then Buyer shall deliver such difference (without interest) to Parent within 10 consecutive days following such final determination.  For this purpose, “finally determined” shall mean where no notice of inquiry is issued in respect of the relevant Tax Return, the expiration of the period specified in paragraph 24 of Schedule 18 Finance Act 1998 and in the case where an inquiry notice has been issued in respect of the relevant Tax Return the date upon which a closure notice within paragraph 32 Finance Act 1988 is issued.  Buyer agrees to submit the capital Tax Returns as required by law, and if a notice of enquiry has been issued, Buyer agrees to cause the Company to pursue the final determination of the Tax Returns in good faith to the extent commercially reasonable, provided that the Parent will afford such assistance, information and access to documents and record as may be reasonably required by Company in respect of the Tax Returns for the accounting period (or part thereof) beginning before Closing (and if applicable, to allow the Company to pursue the final determination).

(2)           The Company consummated a corporate reorganization and demerger in 2002.  Parent agrees that in the event that any Indemnified Person incurs any Damages as a result such corporate reorganization and demerger then Buyer shall be entitled to be paid out of the Escrow Deposit an amount equal to such Damages without regard to the Indemnity Threshold, but subject to the limitations set forth under Section 6.4(b).

6.3          Indemnification and Payment of Damages by Buyer.  Subject to Section 6.5 of this Agreement, Buyer agrees to indemnify and hold harmless Parent and its representatives, stockholders, controlling persons, and affiliates (collectively, the “Parent Indemnified Persons”), and will pay to the Parent Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with:

(a)           any Breach of any representation or warranty made by Buyer in this Agreement or any other certificate or document delivered by Buyer pursuant to this Agreement,

(b)           any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or

(c)           any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

6.4          Limitations on Amount – Parent.

(a)           Parent shall not have liability to Buyer under Section 6.2 of this agreement until the aggregate amount of Damages therefore incurred under Section 6.2 by the Indemnified

Persons exceeds $500,000 (the “Indemnity Threshold”), in which case the Indemnified Persons shall be entitled to Damages they have incurred (excluding all Damages under the Indemnity Threshold).  Additionally, the Indemnity Threshold shall not apply to Damages incurred by any Indemnified Person in accordance with the terms of Section 6.2(d) or as a result from any Breach of the representations and warranties set forth in Section 3.6 (Closing Company Distributions).

(b)           The maximum liability of Parent for any and all claims for indemnification made pursuant to this Agreement shall be limited to the Escrow Deposit.  However, the limitations set forth in this Section 6.4 will not apply to Damages resulting from any Breach of the representations and warranties set forth in Sections 3.1 (Share Ownership), 3.2 (Authority) or 4.3 (Capitalization), or Damages arising from fraud on the part of any Acquired Company or Parent.  Parent shall not be liable for any incidental and consequential damages.

6.5          Limitations on Amount – Buyer.

(a)           Buyer shall not have liability to any Parent Indemnified Person under Section 6.3 of this agreement until the aggregate amount of Damages therefore incurred under Section 6.3 by the Parent Indemnified Persons exceeds the Indemnity Threshold, in which case the Parent Indemnified Persons shall be entitled to Damages they have incurred (excluding all Damages under the Indemnity Threshold).

(b)           The maximum liability of Buyer for any and all claims for indemnification made pursuant to this Agreement shall be limited to an amount equal to US $3,710,000.  However, the limitations set forth in this Section 6.5 will not apply any Damages arising from fraud on the part of Buyer.  Buyer shall not be liable for any incidental and consequential damages.

6.6          Procedure for Indemnification — Third Party Claims.

(a)           A party claiming indemnification under this Agreement (an “Indemnified Party”) shall with reasonable promptness (i) notify the party from whom indemnification is sought (the “Indemnifying Party”) of any third-party claim or claims asserted against the Indemnified Party (“Third Party Claim”) for which indemnification is sought and (ii) transmit to the Indemnifying Party a copy of all papers served with respect to such claim, if any, and a written notice (“Claim Notice”) containing a description in reasonable detail of the nature of the Third Party Claim, an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement.  The failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any Liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party is actually prejudiced by the Indemnifying Party’s failure to give such notice.

(b)           Within fifteen (15) days after receipt of any Claim Notice (the “Election Period”), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party with respect to such Third Party

Claim and (ii) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

(c)           If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 6.6.  The Indemnifying Party shall have full control of such defense and proceedings.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person.  Except as otherwise provided herein, the Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 6.6 and shall bear its own costs and expenses with respect to such participation, unless there is an actual conflict of interest, in which case, the Indemnified Party can participate at the cost of the Indemnifying Party.

(d)           If the Indemnifying Party (i) fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to the preceding paragraph, (ii) elects to defend the Indemnified Party but fails to prosecute or settle the Third Party Claim as herein provided, or (iii) objects to such election on the grounds that counsel for such Indemnifying Party cannot represent both the Indemnified Party and the Indemnifying Parties because such representation would result in a conflict of interest, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled.  In such a situation, the Indemnified Party shall have full control of such defense and proceedings and the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 6.6, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(e)           The Indemnifying Party shall not settle or compromise any Third Party Claim unless (i) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (subject to the limitations set forth in Section 6.4 and Section 6.5); and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent.  The Indemnified Party shall not settle or admit liability to any Third Party Claim without the prior written consent of the Indemnifying Party unless (x) the Indemnifying Party has disputed its potential liability to the Indemnified Party, and such dispute either has not been resolved or has been resolved in favor of the Indemnifying Party or (y) the Indemnifying Party has failed to respond to the Indemnified Party’s Claim Notice.

(f)            Each Indemnifying Party hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Indemnifying Party with respect to such a claim anywhere in the world.

(g)           During the effectiveness of the Escrow Agreement, the Indemnified Party and Indemnifying Party shall additionally notify the Escrow Agent of any claimed indemnifications in accordance with the terms of the Escrow Agreement.

6.7          Procedure For Indemnification — Other Claims.  In the event a claim for indemnification for any matter does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement.

7.                                      POST CLOSING COVENANTS OF THE PARTIES

7.1          Preparation of the Proxy Statement.  As soon as reasonably practicable following the date of this Agreement, Buyer will prepare and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) in the manner described in the Investor Rights Agreement related to the proposals described therein (the “Presented Matters”) to be presented at the first meeting of the Buyer’s stockholders following the date hereof (the “Stockholder Meeting”).  No filing of, or amendment or supplement to, the Proxy Statement will made by Buyer without providing Parent a reasonable opportunity to review and comment thereon.  If at any time prior to the Stockholder Meeting any information relating to Buyer, Company or Parent should be discovered which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information will promptly notify the other parties hereto and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by law, disseminated to Buyer’s stockholders.  The parties will notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and will supply each other with copies of all correspondence between it or any of its employees, officers, agents or advisors, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement.

7.2          Information for Proxy Statement.  The information supplied by Buyer for inclusion in the Proxy Statement shall comply in all material respects with the provisions of applicable federal securities laws, except that no representation is made by Buyer with respect to statements made therein based on information furnished by Parent or Company for inclusion in the Proxy Statement.  Parent will assist Buyer in preparing the Proxy Statement.  In connection therewith, Parent agrees to, among other things, promptly provide Buyer with all information and financial matters as may be required in order for Buyer to prepare the Proxy Statement in compliance with the Securities Act and Exchange Act by March 31, 2005 as the same may be extended pursuant to the Investor Rights Agreement.  The information supplied by Parent or Company for inclusion in the Proxy Statement shall comply in all material respects with the provisions of applicable federal securities laws, except that no representation is made by Parent with respect to statements made therein based on information furnished by Buyer for inclusion in the Proxy Statement.

7.3          Operational Support.  At the request of Buyer, Parent agrees to use its reasonable efforts to keep intact the Acquired Companies’ current employees and agents and maintain the Acquired Companies’ relations and good will, preserve their relationships with customers, suppliers, licensors, licensees, distributors landlords, creditors, employees, agents and others having business relationships with such Acquired Companies.  Additionally, Parent shall not, directly or indirectly, make any disparaging statements concerning any Acquired Company, Buyer, their business, or any of their officers, directors, affiliates or business relationships, that could injure, impair or damage Buyer or any Acquired Company, their business or their relationship with any of their employees, vendors, lessors, lenders, suppliers, or other business relationships.

7.4          Assignment of Buyer’s Securities to Parent’s Shareholders.  In connection with Parent’s liquidation and distribution of its assets to its shareholders pursuant to a plan of liquidation, Buyer agrees to assist Parent in connection with the exchange the Buyer’s Securities issued to Parent for an equal amount of Buyer’s Securities to be issued in the names of the shareholders of Parent and also to execute a joinder with such shareholders to the Investor Rights Agreement in accordance with the terms and conditions of the Cooperation Agreement, in the form attached hereto as Exhibit C.

7.5          Confidentiality of Acquired Company Information.  Parent acknowledges that during the course of dealings and with the Acquired Companies, it has had access to the Confidential Information of the Acquired Companies and that the unauthorized use or disclosure of any such confidential information at any time may constitute unfair competition with Buyer and may deprive Buyer of the benefit of its acquisition of the Shares.  Accordingly, Parent covenants and agrees to, and shall cause its agents, shareholders, representatives, affiliates, officers, directors, employees and consultants, to treat and hold in confidence the Confidential Information of the Acquired Companies and not directly or indirectly disclose, publish or otherwise make available to the public or to any person any of such confidential information or use any of such Confidential Information.  This covenant shall be without limit of time.  “Confidential Information of the Acquired Companies” shall means any information which is proprietary or unique to any Acquired Companies, including but not limited to trade secret information, matters of a technical nature such as processes, devices, techniques, data and formulas, research subjects and results, marketing methods, plans and strategies, operations, products, revenues, expenses, profits, sales, key personnel, third party relationships, customers, suppliers, pricing policies, and any other information concerning the marketing and other business affairs and methods of any Acquired Company.  Confidential Information of the Acquired Companies shall not include information that:  (a) is or becomes public knowledge other than by default on the part of Parent; or (b) is lawfully obtained by the Parent from a third party having no duty of confidence to the Buyer in respect of the Confidential Information; or (c) is required to be disclosed by law or rules of any stock exchange.

7.6          Pending Registration of Buyer as the Shareholder in Company.  Parent irrevocably agrees that pending the registration of Buyer UK Sub as the sole shareholder in Company, Parent shall act on instructions from Buyer on Buyer’s behalf to:

(a)           consent to the holding on short notice of any meeting of Company;

(b)           appoint such person as Buyer thinks fit as Parent’s proxy to attend and vote at any meeting of Company; and

(c)           exercise all other rights and privileges (including the right to requisition the convening of an extraordinary general meeting of Company) attaching to the Shares.

7.7          Filing of Tax Election.  On the date of Closing, Company and Tertio Telecoms GmbH will file Form 8832 with the Internal Revenue Service to elect to be treated as a disregarded entity for United States tax purposes effective on October 29, 2004.  Buyer and Buyer UK Sub hereby consent to such election(s).

7.8          Options Covenant.

(a)           The Parent covenants with the Buyer:

(i)            to account for any Income tax due under the PAYE system and primary National Insurance Contributions to the relevant Taxing Authority and to pay any secondary national insurance contributions to the Inland Revenue that become due in relation to the exercise, by any employee or director or former employee or director of the Company, of any options they hold over shares in the Parent; and

(ii)           that it shall prepare and submit all returns, reports and filings as may be required by law to be submitted to the Inland Revenue in respect of such option exercises notwithstanding that such withholdings, payments, reports and filings would otherwise fail to be made by the Company.

(b)           Subject to Section 7.8(d), the Parent covenants to pay to the Buyer an amount equal to any liabilities, direct losses (not consequential), penalties, and reasonable costs and expenses incurred by the Company in connection with any failure, by the Parent, to comply with the provisions of Section 7.8(a) above.

(c)           If any payment is made by the Parent under Section 7.8(a) or (b) above and the Company is able to recover such Tax in respect of which such payment was made from any employee or director or former employee or former director, the Buyer shall procure that the Company shall, at the Parent’s expense, take all reasonable steps to enforce that recovery (keeping the Parent fully informed of the progress of any action taken) and shall account to the Parent for any sum so recovered after deduction of all costs and expenses reasonably and properly incurred by the Company in enforcing such recovery (to the extent not previously reimbursed).

(d)           The Parent shall not be liable under Section 7.8(b) above in respect of any Tax to the extent that:

(i)            provision or reserve in respect of such Tax was made in the Closing Working Capital Statements; or

(ii)           recovery has been made in respect of the same loss by the Buyer under the warranties contained in the Agreement.

(e)           The Buyer agrees to procure that the Company give the Parent all such assistance as is reasonably requested in order to enable it to comply with its obligations under Section 7.8(a).

8.                                      GENERAL PROVISIONS.

8.1          Expenses.  Except as otherwise expressly provided in this Agreement, Parent, on the one hand (and not Company,) and Buyer, on the other hand, will bear their respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, advisors, counsel, and accountants.

8.2          Public Announcements.  Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as determined by the mutual agreement of Parent and Buyer.  Unless consented to by Buyer and Parent in advance or required by Legal Requirements, prior to the Closing, each party to this Agreement shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person.  Company and Buyer will consult with each other concerning the means by which the Acquired Companies’ employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

8.3          Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile transmittal (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile transmittal numbers set forth below (or to such other addresses and facsimile transmittal numbers as a party may designate by notice to the other parties):

Parent:

Tertio Telecoms Group Ltd.

c/o Apax Partners Ltd.

15 Portland Place

London W1B 1PT

United Kingdom

Attn:  Peter Skinner

Tel:  44.20.7843.4000

Fax: 44.20.7843.4001

with a copy to:

Advent International plc

123 Buckingham Palace Road

London SW1W 9SL

United Kingdom

Attn:  James Brocklebank

Tel:  44.20.7333.5516

Fax:  44.20.7333.0801

Pepper Hamilton LLP

3000 Two Logan Square

Eighteen and Arch Streets

Philadelphia, PA  19103-2799

Attention:  Cary S. Levinson

Tel:  215.981.4091

Fax:  215.981.4750

Buyer:

Evolving Systems, Inc.

9777 Mt. Pyramid Ct. Suite 100

Englewood, CO  80112

Attention: Anita Moseley, General Counsel

Tel:  303.802.2599

Fax: 303.802.1138

with a copy to:

Holme Roberts & Owen LLP

1700 Lincoln St., Suite 4100

Denver, CO  80203-4541

Attention: Charles D. Maguire, Jr., Esq.

Tel: 303.861.7000

Fax:  303.866.0200

8.4          Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the federal courts of the State of Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

8.5          Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c)

to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

8.6          Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.7          Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer, Company and certain Parent dated August 30, 2004, as amended) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

8.8          Disclosure Schedules.

(a)           The Disclosure Schedules are not intended to constitute, and shall not be construed as constituting, representations or warranties of any party to this Agreement, except as and to the extent provided in this Agreement.  The Disclosure Schedules may include items or information which Company is not required to disclose under the Agreement.  Disclosure of such items or information shall not affect (directly or indirectly) the interpretation of this Agreement or the scope of the disclosure obligation of any party to this Agreement.  Inclusion of information in the Disclosure Schedules shall not be construed as an admission that such information is material to the disclosing party.

(b)           Every matter, document or item referred to, set forth or described in one part of a Disclosure Schedule shall be deemed to be disclosed under each and every part, category or heading of that part of the Disclosure Schedule and all other parts therein, and shall be deemed to qualify the representations and warranties of Parent and Buyer, as the case may be, in this Agreement, to the extent such matter, document or item may apply if (i) a cross reference to such other part of the Disclosure Schedule is made, or (ii) it is readily apparent that the disclosed matter, cross reference, document or item would relate to other representations or warranties or the matters covered thereby.

(c)           In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

(d)           Headings have been inserted in parts and sections of the Disclosure Schedules for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of this Agreement or the Disclosure Schedules.

8.9          Assignments, Successors, and no Third Party Rights.  No party may assign any of its rights under this Agreement without the prior consent of the other parties except that (a) Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer and (b) Parent may assign any of its rights under this Agreement to any of liquidator or trustee or shareholders of Parent.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

8.10        Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.11        Section Headings, Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; the neuter gender shall include the masculine and feminine genders; the term “share” or “shares” and “stock” and “shareholder” and “stockholder” shall be used interchangeably, as applicable.

The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

With respect to any representations, warranties or disclosures required by Sections 3, 4 or 5, any applicable values stated in U.S. dollars (US $), shall be deemed to be stated in the applicable foreign currency (with an exchange value as of the date of this Agreement).  By way of example, if a representation is limited to Contracts in excess of US $50,000 and, on the date hereof the exchange ratio is US $2 per UK £1, then such representation would also apply to any Contract with a value in excess of UK £25,000.

Except as otherwise indicated, all references in this Agreement to “Sections”, “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement, Schedules of this Agreement and Exhibits to this Agreement.

References to specific laws or regulations of one Governmental Body shall be deemed to include similar Legal Requirements of all other applicable Governmental Bodies where such Person is subject to such nation’s laws.

8.12        Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

8.13        Governing Law.  This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

8.14        Counterparts.  This Agreement may be executed in one or more counterparts by original or facsimile signature, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

8.15        Parent Release.  Parent (on its behalf and on behalf of its successors and assigns), hereby forever waives, releases, acquits and forever discharges each Acquired Company from any and all manner, whatsoever, of actions, suits, claims, damages, judgments, distributions, wages, interests, levies and executions, whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect, which Parent ever had, has or ever can, shall or may have or claim to have against any Acquired Company for, upon or by reason of any matter, act or thing occurring prior to the date of this Agreement, including, without limitation, Parent’s rights to any indemnification from Company pursuant to any Organizational Documents or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

COMPANY:		BUYER:

Tertio Telecoms, Ltd.		Evolving Systems, Inc.

By:	/s/ NIGEL CLIFFORD	By:	/s/ STEPHEN K. GARTSIDE, JR.
Name: Nigel Clifford		Name: Stephen K. Gartside, Jr.
Title: Director		Title: President & CEO
Date: November 2, 2004		Date: November 2, 2004

PARENT:		BUYER UK SUB:

Tertio Telecoms Group, Ltd.		Evolving Systems Holdings Limited

By:	/s/ NIGEL CLIFFORD	By:	/s/ STEPHEN K. GARTSIDE, JR.
Name: Nigel Clifford		Name: Stephen K. Gartside, Jr.
Title: Director		Title: President & CEO
Date: November 2, 2004		Date: November 2, 2004

[Stock Purchase Agreement Signature Page]